UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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Aaron’s, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Aaron’s, Inc.

309 E. Paces Ferry Road, N.E.

Atlanta, Georgia 30305-2377

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held May 7, 2013

The 2013 Annual Meeting of Shareholders of Aaron’s, Inc. (the “Company”), will be held on Tuesday, May 7, 2013, at 10:00 a.m., Eastern Time, at the SunTrust Plaza, Fourth Floor, 303 Peachtree Street, N.E., Atlanta, Georgia 30303, for the purpose of considering and voting on the following:

(1) The election of four Directors to the Board of Directors to serve as Class III Directors for a term of three years;

(2) A non-binding resolution to approve the compensation of the Company’s Named Executive Officers; and

(3) Such other matters as may properly come before the meeting or any adjournment thereof.

Information relating to the above items is set forth in the accompanying Proxy Statement.

Only shareholders of record of the Company’s Common Stock at the close of business on March 15, 2013 (the “Record Date”) are entitled to vote at the meeting.

BY ORDER OF THE BOARD OF DIRECTORS

JAMES L. CATES

Senior Group Vice President

and Corporate Secretary

Atlanta, Georgia

April 8, 2013

PLEASE COMPLETE AND

RETURN THE ENCLOSED PROXY CARD PROMPTLY,

OR SUBMIT YOUR PROXY BY INTERNET OR

TELEPHONE AS DESCRIBED ON YOUR PROXY CARD,

SO THAT YOUR VOTE MAY BE RECORDED AT THE MEETING

IF YOU DO NOT ATTEND PERSONALLY

No postage is required if mailed

in the United States in the accompanying envelope.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY

MATERIALS FOR THE SHAREHOLDER MEETING

TO BE HELD ON MAY 7, 2013

The proxy statement and annual report to shareholders are available at:

www.aarons.com/proxy and www.aarons.com/annualreport, respectively.

(*)	To be voted on at the meeting

Aaron’s, Inc.

309 E. Paces Ferry Road, N.E.

Atlanta, Georgia 30305-2377

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

To Be Held May 7, 2013

GENERAL INFORMATION

The enclosed proxy is being solicited by the Board of Directors of Aaron’s, Inc. (the “Company”) for use at the 2013 annual meeting of shareholders to be held on Tuesday, May 7, 2013 (the “Annual Meeting”), and any adjournment or postponement of the Annual Meeting.

Each proxy that is properly executed and returned by a shareholder will be voted as specified thereon by the shareholder unless it is revoked. Shareholders are requested to execute the enclosed proxy and return it in the enclosed envelope, or submit your proxy by internet or telephone in the manner described on the enclosed proxy card. If no direction is specified on the proxy as to any matter being acted upon, the shares represented by the proxy will be voted in favor of the election of the Directors nominated by the Board and in favor of approving the Named Executive Officers’ compensation. Any shareholder giving a proxy has the power to revoke it at any time before it is voted by submitting another proxy bearing a later date or by written notification to the Corporate Secretary of the Company. Shareholders who are present at the Annual Meeting may revoke their proxy and vote in person. If you hold your shares through a broker or other nominee (i.e., in “street name”), your broker or other nominee should provide you instructions on how you may instruct them to vote your shares on your behalf.

The presence, in person or by proxy, of holders of a majority of the outstanding shares of the Company’s Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum. The affirmative vote of a plurality of the holders of shares of the Company’s Common Stock present, in person or represented by proxy, at the Annual Meeting will be necessary to elect the nominees for Director listed in this Proxy Statement. The proposal to approve the non-binding resolution to approve the compensation of the Company’s Named Executive Officers will be approved if the number of votes cast in favor of approving the non-binding resolution exceed those against it. For other matters that may be properly presented at the Annual Meeting, the matter will also be approved if more shares of Common Stock are voted in favor of the matter than against it, unless a greater vote is required by law.

Abstentions and “broker non-votes” will be included in determining whether a quorum is present at the Annual Meeting, but will otherwise have no effect on any matter. Broker non-votes occur on a matter up for vote when a broker, bank or other holder of shares you own in “street name” is not permitted to vote on that particular matter without instructions from you, you do not give such instructions, and the broker or other nominee indicates on its proxy card, or otherwise notifies us, that it does not have authority to vote its shares on that matter. Whether a broker has authority to vote its shares on uninstructed matters is determined by stock exchange rules.

Only shareholders of record of Common Stock at the close of business on the Record Date are entitled to vote at the Annual Meeting. A list of all shareholders entitled to vote will be available for inspection at the Annual Meeting. As of the March 15, 2013 Record Date, the Company had 75,800,030 shares of Common Stock. Each share of Common Stock entitles the holder thereof to one vote for each director up for election and one vote for each other matter properly before the Annual Meeting.

The Company will bear the cost of soliciting proxies, including the charges and expenses of brokerage firms, banks, and others for forwarding solicitation material to beneficial owners of shares of the Company’s

Common Stock. The principal solicitation is being made by mail; however, additional solicitation may be made by telephone, facsimile, or personal interview by officers of the Company who will not be additionally compensated therefore. It is anticipated that this Proxy Statement and the accompanying proxy will first be mailed to shareholders on or about April 8, 2013.

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table sets forth, as of January 1, 2013 (except as otherwise noted), the beneficial ownership of the Company’s Common Stock by (i) each person who owns of record or is known by management to own beneficially 5% or more of the outstanding shares of the Company’s Common Stock, (ii) each of the Company’s directors, (iii) the Company’s Chief Executive Officer, Chief Financial Officer and the other four most highly compensated executive officers during 2012, including our former executive Chairman who retired in September 2012 (the “Named Executive Officers”), and (iv) all executive officers and directors of the Company as a group.

Except as otherwise indicated, all shares shown in the table below are held with sole voting and investment power. The Percent of Class column represents the percentage that the named person or group would beneficially own if such person or group, and only such person or group, exercised all options to purchase shares that were exercisable within 60 days of January 1, 2013 held by him, her, or it.

Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class(1)
T. Rowe Price Associates, Inc.**	6,563,564	(2)	8.67%
100 E. Pratt Street,
Baltimore, MD 21202
T. Rowe Price Small-Cap Value Fund, Inc.**	4,414,300	(2)	5.83%
100 E. Pratt Street,
Baltimore, MD 21202
State Street Corporation	4,094,631	(3)	5.41%
One Lincoln Street
Boston, MA 02111
The Vanguard Group	3,911,676	(4)	5.17%
100 Vanguard Boulevard
Malvern, PA 19355
R. Charles Loudermilk, Sr.	1,852,455		2.45%
Ronald W. Allen	49,155	(5)	*
Gilbert L. Danielson	318,888	(6)	*
William K. Butler, Jr.	92,860	(7)	*
Kathy T. Betty	1,573	(9)	*
Leo Benatar	28,457	(8)	*
Cynthia N. Day	1,500	(9)	*
Hubert L. Harris, Jr.	1,500	(9)	*
David L. Kolb	50,157	(8)	*
Ray M. Robinson	19,750	(8)	*
John B. Schuerholz	18,663	(10)	*
K. Todd Evans	31,651	(11)	*
Mitchell S. Paull	32,785	(11)	*
All executive officers and directors as a group (a total of 17 persons)	2,599,901	(12)	3.43%

*	Less than 1%.

(1)	Percentages are based on 75,720,382 shares of Common Stock outstanding at January 1, 2013.

(2)

As of December 31, 2012 reported on Schedule 13G/A filed with the Securities and Exchange Commission on February 8, 2013 by T. Rowe Price Associates, Inc. and T. Rowe Price Small-Cap Value Fund, Inc.** These securities are owned by various individual and institutional investors which T. Rowe Price Associates, Inc. (Price Associates) serves as an investment adviser with power to direct investments and/or sole power to vote the securities. For the purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(3)

As of December 31, 2012 reported on Schedule 13G filed with the Securities and Exchange Commission on February 11, 2013 by State Street Corporation (“State Street”), in which State Street reported that it holds all of its shares as a parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G) of the Exchange Act and has shared voting and dispositive power of all of its shares.

(4)

As of December 31, 2012 reported on Schedule 13G/A filed with the Securities and Exchange Commission on February 22, 2013 by The Vanguard Group (“Vanguard”), in which Vanguard reported that it holds all of its shares as an investment advisor in accordance with Rule 13d-1(b)(1)(ii)(E) of the Exchange Act and has shared dispositive power of 49,439 of the total shares. Based on the Schedule 13G/A, (i) the Vanguard Fiduciary Trust Company (“VFTC”), a wholly-owned subsidiary of The Vanguard Group Inc., is the beneficial owner of 49,439 shares or .06% of the common stock outstanding of the Company as a result of its serving as investment manager of collective trust accounts and (ii) the Vanguard Investments Australia, Ltd. (“VIA”), a wholly-owned subsidiary of The Vanguard Group Inc., is the beneficial owner of 3,400 shares or .00% of the common stock outstanding of the Company as a result of its serving as investment manager of Australian investment offerings.

(5)	Includes options to purchase 11,625 shares of Common Stock and 13,500 shares of unvested Restricted Stock.

(6)

Includes options to purchase 272,675 shares of Common Stock, 2,362 shares of Common Stock held by Mr. Danielson’s spouse and 43,806 shares of Common Stock held by Mr. Danielson’s family limited partnership.

(7)	Includes options to purchase 25,000 shares of Common Stock.

(8)	Includes options to purchase 11,625 shares of Common Stock and 1,000 shares of unvested Restricted Stock.

(9)	Includes 1,500 shares of unvested Restricted Stock.

(10)	Includes options to purchase 6,000 shares of Common Stock and 1,000 shares of unvested Restricted Stock.

(11)	Includes options to purchase 27,780 shares of Common Stock.

(12)	Includes options to purchase 454,485 shares of Common Stock and 22,000 shares of unvested Restricted Stock.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors and executive officers, and persons who own more than 10% of the Company’s Common Stock, to file with the Securities and Exchange Commission certain reports of beneficial ownership of the Company’s Common Stock. Based solely on copies of such reports furnished to the Company and written representations that no other reports were required, the Company believes that all applicable Section 16(a) filing requirements were complied with by its directors, officers, and more than 10% shareholders during the year ended December 31, 2012, except five inadvertent late Form 4 filings reporting the sales by Mr. R. Charles Loudermilk, Sr. of Common Stock on February 22, 2012, February 23, 2012, February 28, 2012, February 29, 2012 and June 6, 2012.

ELECTION OF DIRECTORS

(Item 1)

The Board of Directors is responsible for directing the management of the Company. The Company’s Bylaws provide for the Board of Directors to be composed of eleven members. During the year ended December 31, 2012, former Board member R. Charles Loudermilk, Sr., retired from his former position as executive Chairman of the Board, with Kathy T. Betty and Hubert L. Harris, Jr. appointed to the Board. Consequently, the Board currently consists of ten members.

The Board is currently comprised of two Class I Directors (Directors Allen and Robinson), four Class II Directors (Directors Butler, Benatar, Schuerholz and Betty) and four Class III Directors (Directors Danielson, Kolb, Day and Harris). At each annual meeting of shareholders, a class of Directors will be elected for a three-year term to succeed the directors of the same class whose terms are then expiring. The Board recommends the election of the four nominees listed below to constitute the Class III Directors of the Company, who will hold office until the Annual Meeting of Shareholders in 2016 and until their successors are elected and qualified. If, at the time of the Annual Meeting, any of such nominees should be unable to serve, the persons named in the proxy will vote for such substitutes or will vote to reduce the number of directors in the Class for the ensuing year, as the Board recommends, but in no event will the proxy be voted for more than four nominees. Management has no reason to believe any substitute nominee or reduction in the number of directors in the Class for the ensuing year will be required.

All of the nominees listed below are now directors of the Company and have consented to serve as directors if elected. The following information relating to age, positions with the Company, principal occupation, and directorships in companies with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended, subject to the requirements of Section 15(d) of that Act or registered as an investment company under the Investment Company Act of 1940, has been furnished by the respective nominees.

Nominees to Serve as Class III Directors (If reelected, new term will expire in 2016)

Name	Age	Principal Occupation for Past Five Years and Other Directorships	Director Since
Gilbert L. Danielson	66	Mr. Danielson has served as Chief Financial Officer and as a Director of the Company since 1990 and as Executive Vice President since 1998. Prior to 1998, he also served as Vice President, Finance of the Company. He previously served as a Director of Servidyne, Inc.	1990

Mr. Danielson has more than 20 years of experience as an Officer and a Director of the Company. His business and financial acumen, together with his historical knowledge of the Company and extensive industry knowledge, make Mr. Danielson an effective and valuable member of the Board of Directors.

Name	Age	Principal Occupation for Past Five Years and Other Directorships	Director Since
David L. Kolb(1)	74	Mr. Kolb was Chairman of the Board of Directors of Mohawk Industries, Inc., a manufacturer of flooring products, from 2001 until 2004. Prior to his service as Chairman in 2004, he served as Chief Executive Officer from 1988 to 2001. Mr. Kolb has been a Director of the Company since 2003. He also serves on the Board of Directors for Chromcraft Revington Corporation. Mr. Kolb also previously served as a director of Paxar Corporation.	2003

Mr. Kolb has served as a member and chair of public company boards, including on various audit, nominating and corporate governance committees. Mr. Kolb’s board committee and governance experience, as well as his leadership and management experience qualifies him well to serve on the Nominating Committee of the Board of Directors.

Cynthia N. Day(3)	47

Ms. Day is the President and Chief Executive Officer of Citizens Bancshares Corporation and Citizens Trust Bank. She served as Chief Operating Officer and Senior Executive Vice President of Citizens Trust Bank from 2003 to January 2012 and served as its acting President and Chief Executive Officer from January 2012 to February 2012. She previously served as the Executive Vice President and Chief Operating Officer and in other capacities of Citizens Federal Savings Bank of Birmingham from 1993 until its acquisition by Citizens Trust Bank in 2003 and previously served as an audit manager for KPMG. Ms. Day was appointed to serve as Director of the Company in October 2011. She currently serves on the board of directors of Citizens Bancshares Corporation and Citizens Trust Bank.

			2011

Ms. Day’s management and financial experience together with her knowledge as a Certified Public Accountant well qualify her to serve as a member of the Audit Committee of the Board of Directors. The Board has also made a determination that she is an “audit committee financial expert”. Ms. Day has also served as a member of the Board of Directors of the National Banker’s Association, the Georgia Society of CPA’s, the University of Alabama Continuing Education Advisory Board and the United Negro College Fund.

Name	Age	Principal Occupation for Past Five Years and Other Directorships	Director Since
Hubert L. Harris, Jr.(2)	69

Mr. Harris is the owner and operator of Harris Plantation, Inc., a cattle, hay and timber business, since 1992. He is a Trustee for SEI mutual funds since 2008 and an advisory director for PSA Healthcare since 2011. Mr. Harris previously served as CEO of Invesco North America and Chairman of Invesco Retirement Services, and served on the Board of Directors of Invesco from 1993 to 2004. Prior to his tenure with Invesco from 1988 to 2005, Mr. Harris was President and Executive Director of the International Association for Financial Planning from 1983 to 1988 and Executive Vice President of Associated Builders and Contractors from 1980 to 1983. He served as the Assistant Director of the Office of Management and Budget from 1977 to 1980. Mr. Harris was appointed to serve as a Director of the Company in August 2012.

			2012

Mr. Harris also serves on the Board of Councilors of the Carter Center, and he previously served as director of Colonial BancGroup, Inc., chair of the Georgia Tech Foundation and chair of the Georgia Tech Alumni Association. Mr. Harris’s strong financial background and extensive business experience, including service on numerous for-profit and non-profit boards, make him a qualified and valuable member of the Board of Directors.

Other Directors

Class I Directors (Term Expires in 2014)

Name	Age	Principal Occupation for Past Five Years and Other Directorships	Director Since
Ronald W. Allen	71

Mr. Allen has served as Chairman of the Board since November 2012 and President and Chief Executive Officer of the Company since February 2012. Mr. Allen served as interim President and Chief Executive Officer of the Company from November 2011 to February 2012 and has served as a Director of the Company since 1997. He was Chairman and Chief Executive Officer of Delta Air Lines, Inc., an international air passenger carrier, from 1987 to 1997. He also served as President of Delta from 1983 to 1987 and from 1993 to 1997, and Chief Operating Officer from 1983 to 1997. He currently serves as a Director of The Coca-Cola Company and Aircastle Limited and is Chairman of the Board of Guided Therapeutics, Inc. Mr. Allen also served as a director of Interstate Hotels & Resorts during the past five years.

			1997

Mr. Allen has more than ten years of public company operating and leadership experience, having served as President, Chairman and Chief Executive Officer of Delta Air Lines, Inc. He led Delta Air Lines through a major restructuring that resulted in several years of growth for the company. Mr. Allen also has served on numerous boards, including the boards of Presbyterian College, Smithsonian Air/Space Museum, Georgia Tech Foundation and NationsBank. Mr. Allen’s considerable experience in senior management, operational leadership and business prominence make him well suited to serve on the Board of Directors.

Ray M. Robinson(1)(2)	65	Mr. Robinson is President Emeritus of the East Lake Golf Club and Vice Chairman of the East Lake Community Foundation. He has served as a Director of the Company since 2002. Prior to his retirement in 2003 as Southern Region President, Mr. Robinson was employed with AT&T from 1968. He currently serves as a Director for Avnet, Inc., Acuity Brands, Inc., and AMR and is Chairman of the Board of Citizens Trust Bank of Atlanta.	2002

Mr. Robinson brings to the Board experience in senior management and board service for numerous public companies, which qualifies him well to serve on the Nominating Committee and as the Lead Director of the Board. His service on the boards of various organizations of various sizes lends to his extensive operational skills and gives him insight into compensation dynamics which are a complimentary addition to the Board and qualify Mr. Robinson to serve as Chairman of the Compensation Committee of the Board.

Class II Directors (Term Expires in 2015)

Name	Age	Principal Occupation for Past Five Years and Other Directorships	Director Since

William K. Butler, Jr.	60	Mr. Butler has served as the Company’s Chief Operating Officer since 2008 and as a Director of the Company since 2000. Prior to that, he served as President of the Company’s Aaron’s Sales & Lease Ownership division, since 1995. He also served as Vice President of that division from 1986 to 1995. Mr. Butler joined the Company in 1974 as a Store Manager.	2000

Mr. Butler has over 35 years of experience working with the Company. Mr. Butler’s extensive knowledge of the history of the operations of the Company, general management and operational experience, and experience having worked as a non-management employee of the Company allow Mr. Butler to bring a valuable industry perspective to the Board.

Leo Benatar(1)(2)(3)	83

Mr. Benatar has served as a Director of the Company since 1994. He is currently a Principal with consulting firm Benatar & Associates. Previously, he has been an associated consultant with A.T. Kearney, Inc., a management consulting and executive search company since 1996. He was Chairman of packaging manufacturer Engraph, Inc., and served as Chief Executive Officer of that company from 1981 to 1995. He previously served as Chairman of the Federal Reserve Bank of Atlanta, as a Director of Paxar Corporation and Mohawk Industries, Inc. and as nonexecutive Chairman of Interstate Bakeries Corporation.

			1994

Mr. Benatar brings to the Board of Directors his 19 years of service on the Company’s Board of Directors. Mr. Benatar has strong leadership and management experience, which together with his past experience as a long-term senior executive, his experience as an entrepreneur and his service on the boards of several other prominent organizations gives Mr. Benatar insight into the management and board dynamics of organizations, which is invaluable to the Board.

Name	Age	Principal Occupation for Past Five Years and Other Directorships	Director Since

John B. Schuerholz(2)(3)	72	Mr. Schuerholz was Executive Vice President and General Manager of the Atlanta Braves professional baseball organization before becoming President in 2008. Prior to joining the Atlanta Braves in 1990, he was employed from 1968 with the Kansas City Royals professional baseball organization in various management positions until being named Executive Vice President and General Manager of that organization in 1981.	2006

Mr. Schuerholz has 45 years of leadership and management experience, including as an executive with Major League Baseball. His service on numerous committees of Major League Baseball, and his appointment to lead the league’s program on leadership and management demonstrate the management skills which, together with Mr. Schuerholz’s strong community prominence, are a valuable asset to the Board of Directors.

Kathy T. Betty(3)	57	Ms. Betty is the former owner of the WNBA team the Atlanta Dream, which she owned from 2009 to 2011. She also founded The Tradewind Group, an incubator company, where she worked until 2007. Her other previous experience includes serving as Executive Vice President and Partner of Scott, Madden from 1993 to 2000, where she worked on international mergers and acquisitions, and Ernst & Young from 1989 to 1993 as one of the first females admitted to the partnership. Ms. Betty was appointed to serve as a Director of the Company in August 2012.	2012

Ms. Betty has over 30 years of business management and consultancy experience. She currently holds many leadership positions in the community, including serving on the boards of the Children’s Healthcare of Atlanta Foundation, YMCA of Metropolitan Atlanta, Carter Center Board of Councilors, and the Alexander-Tharpe Fund, Georgia Institute of Technology. Ms. Betty’s management and financial experience, along with her experience as an entrepreneur and strong community presence, are valuable assets and make her well qualified to serve on the Board of Directors.

(1)	Member of the Nominating Committee of the Board of Directors.

(2)	Member of the Compensation Committee of the Board of Directors.

(3)	Member of the Audit Committee of the Board of Directors.

The Board held ten meetings during the year ended December 31, 2012 with each director attending 100% of the meetings of the Board and committees on which they served. The Board has determined that Directors, Benatar, Kolb, Robinson, Schuerholz, Day, Betty and Harris are independent directors under the listing standards of the New York Stock Exchange. The Board believes that it should be sufficiently represented at the Company’s annual meeting of shareholders. Last year all of the Board’s then ten incumbent members attended the annual meeting.

The non-management and independent members of the Board meet frequently in executive session, without management present. Mr. Robinson currently chairs these meetings as Lead Director.

Board Recommendation

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL FOUR NOMINEES TO SERVE AS CLASS III DIRECTORS.

Committees of the Board of Directors

The following table illustrates the membership and leadership of the Board’s three standing committees. All committees operate pursuant to written charters adopted by the Board.

	Benatar	Day	Kolb	Robinson	Schuerholz	Betty	Harris
Audit	Chair	X			X	X
Compensation	X			Chair	X		X
Nominating	X		Chair	X

Audit Committee.    The function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibility relating to: the integrity of the Company’s financial statements; the financial reporting process; the systems of internal accounting and financial controls; the performance of the Company’s internal audit function and independent auditors; the independent auditors’ qualifications and independence; and the Company’s compliance with ethics policies and legal and regulatory requirements. Among other responsibilities, the Audit Committee is directly responsible for the appointment, compensation, retention, and termination of the independent auditors, who report directly to the Committee. The Board has determined that each of Mr. Benatar, Mr. Schuerholz, Ms. Day and Ms. Betty is an “audit committee financial expert” within the meaning of the rules of the Securities and Exchange Commission. The Audit Committee held four meetings during the year ended December 31, 2012. Please see page 35 of this Proxy Statement for the Audit Committee Report.

Compensation Committee.    The purpose of the Compensation Committee is to assist the Board of Directors in fulfilling its oversight responsibilities with respect to executive and director compensation, equity compensation plans and other compensation and benefit plans, management succession and other significant human resources matters. The Compensation Committee held four meetings during the year ended December 31, 2012. Please see page 23 of this Proxy Statement for the Compensation Committee Report.

Under its Charter, the Compensation Committee has the authority to review and approve performance goals and objectives for the Named Executive Officers in connection with the Company’s compensation programs, and to evaluate the performance of the Named Executive Officers, in light of such performance goals and objectives and other matters, for compensation purposes. Based on such evaluation and other matters, the Compensation Committee recommends to the independent members of the Board of Directors for determination (or makes such determination itself in some circumstances) the compensation of the Named Executive Officers, including the Chief Executive Officer. The Committee also has the authority to approve grants of stock options, restricted stock, stock appreciation rights and other equity incentives and to consider from time to time, and recommend to the Board, changes to director compensation. The Committee can delegate its duties and responsibilities to one or more subcommittees, and can also delegate certain of its duties and responsibilities to management of the Company, to the extent consistent with applicable laws, rules and listing standards. See COMPENSATION DISCUSSION AND ANALYSIS for more information on the Committee’s processes beginning on page 14 of this Proxy Statement.

Nominating Committee.    The primary purpose of the Nominating Committee is to assist the Board in fulfilling its responsibilities with respect to: Board and committee membership, organization, and function; Director qualifications and performance; and corporate governance. The Committee from time to time identifies and recommends to the Board individuals to be nominated for election as Directors and develops and recommends to the Board for adoption corporate governance principles applicable to the Company. The Nominating Committee held three meetings during the year ended December 31, 2012.

Director Nominations

The Nominating Committee recommends to the Board both nominees for its annual meetings of shareholders and nominees to fill vacancies on the Board. To fulfill these nominations responsibilities, both the Nominating Committee and the Board periodically consider the experience, talents, skills and other characteristics the Board as a whole should possess in order to maintain its effectiveness. In determining whether to nominate an incumbent director for reelection, the Nominating Committee and the Board evaluate each incumbent’s continued service, in light of the Board’s collective requirements. When the need for a new director arises (whether because of a newly created Board seat or vacancy), the Nominating Committee and the Board proceed by whatever means they deem appropriate to identify a qualified candidate or candidates. The Nominating Committee and the Board evaluate the qualifications of each candidate. Final candidates are generally interviewed by one or more Nominating Committee or other Board members before decisions are made.

At a minimum, a director should have high moral character and personal integrity, demonstrated accomplishment in his or her field and the ability to devote sufficient time to carry out the duties of a director. In addition to these minimum qualifications, in evaluating candidates the Nominating Committee and the Board may consider all information relevant in their business judgment to the decision of whether to nominate a particular candidate for a particular Board seat, taking into account the then current composition of the Board. These factors may include: a candidate’s professional and educational background, reputation, industry knowledge and business experience, diversity (including occupational, geographic and age diversity) and the relevance of those characteristics to the Company and the Board; whether the candidate will complement or contribute to the mix of talents, skills and other characteristics needed to maintain the Board’s effectiveness; and the candidate’s ability to fulfill the responsibilities of a director and of a member of one or more of the Board’s standing committees. The Company believes the composition of the current Board of Directors reflects diversity in business and professional experience and skills.

Nominations of individuals for election to the Board at any meeting of shareholders at which Directors are to be elected may be made by any shareholder entitled to vote for the election of Directors at that meeting by complying with the procedures set forth in Article III, Section 3 of the Company’s Bylaws. Article III, Section 3 generally requires that shareholders submit nominations by written notice to the President setting forth certain prescribed information about the nominee and nominating shareholder. That section also requires that the nomination be submitted at a prescribed time in advance of the meeting, as described below in SHAREHOLDER PROPOSALS FOR 2014 ANNUAL MEETING.

The Nominating Committee and the Board will consider including in its slate of Director nominees for an annual shareholders’ meeting a nominee submitted to the Company by a shareholder. In order for the Nominating Committee and the Board to consider such nominees, the nominating shareholder should submit the information about the nominee and nominating shareholder described in Article III, Section 3 of the Bylaws to the President at the Company’s principal executive offices at least 120 days before the first anniversary of the date that the Company’s Proxy Statement was released to shareholders in connection with the previous year’s annual meeting of shareholders, which for the 2013 annual meeting will be December 9, 2013. The nominating shareholder should expressly indicate that such shareholder desires that the Nominating Committee and the Board consider such shareholder’s nominee for inclusion with the Board’s slate of nominees for the meeting. The nominating shareholder and shareholder’s nominee should undertake to provide, or consent to the Company obtaining, all other information the Nominating Committee or the Board request in connection with its evaluation of the nominee.

The shareholder’s nominee must satisfy the minimum qualifications for Director described above. In addition, in evaluating shareholder nominees for inclusion with the Board’s slate of nominees, the Nominating Committee and the Board may consider all relevant information, including the factors described above; whether there are or will be any vacancies on the Board, the size of the nominating shareholder’s holdings in the Company and the length of time such shareholder has owned such holdings.

Board Leadership Structure and Role in Risk Oversight

The Board of Directors is responsible for overseeing and directing the management of the Company. The Board of Directors is led by the Chairman, Ronald W. Allen. For certain functions where it is appropriate for the independent directors to act for or represent the Company without the participation of inside directors or management, the Board has appointed Ray M. Robinson to serve as its independent Lead Director. The Board is currently comprised of ten directors total, seven of whom have been determined to be independent directors. Each standing committee of the Board of Directors is comprised entirely of independent directors. To assist the Board of Directors in carrying out its duties, the Company maintains Corporate Governance Guidelines.

The Company’s operations are led by Mr. Ronald W. Allen, who in addition to serving as Board Chairman, serves as the Company’s President and Chief Executive Officer. Mr. Allen reports to, and serves at the pleasure of, the Board of Directors.

The Company believes the co-existence of the combined Chairman and CEO role on the one hand, and the independent Lead Director on the other, are compatible because they permit the existence of a checks and balance system of governance over the Company without interfering with or compromising the day-to-day operations and success of the Company. The Board does not have a set policy on whether the Chairman and CEO roles should be separated or combined, but instead makes that determination from time to time. The Board does have a policy that if the Chairman and CEO roles are united, or if a separate Chairman is not an independent director, that the Board shall appoint a Lead Director.

The Chairman is responsible for leading the Board of Directors in its duty to oversee the management of the business and affairs of the Company and ensuring that he and the other directors act in the best interest of the Company and its shareholders. The Chief Executive Officer is responsible for oversight of the day-to-day operations and business affairs of the Company, including directing the business conducted by the employees, managers and officers of the Company. The Lead Director is responsible for serving as the leader and representative of the non-management and independent directors in interacting with the Chairman and Chief Executive Officer, and when appropriate, the shareholders and public.

Risk Management

The Company believes the current structure of the Board of Directors is appropriate for the Company at this time and helps ensure proper risk oversight for the Company. The structure of the Board of Directors provides strong oversight by the independent directors, with the independent directors meeting frequently in executive sessions of the Board of Directors without management and led by the Lead Director. These executive sessions allow the Board of Directors to review key decisions and discuss matters in a manner that is independent of the Chairman and Chief Executive Officer, and where necessary, critical of the Chairman and Chief Executive Officer and senior management.

Risk management is the responsibility of every employee of the Company; however senior management of the Company is ultimately accountable to the Board of Directors and shareholders of the Company for risk management. Senior management of the Company is responsible for day-to-day risk management, while the Board oversees planning and responding to risks, as a whole, through its committees and independent directors. Specifically, the Board of Directors is responsible for overseeing compliance with laws and regulations, responding to recommendations from auditors and supervisory authorities, and overseeing management’s conformance with internal policies and controls addressing the operations and risks of significant activities.

Full and open communication between management and the Board of Directors is essential for effective risk management and oversight. The independent directors frequently meet in executive session, without members of management present, to review the role and accomplishments of management of the Company. Additionally, the committees of the Board of Directors play a role in the Board fulfilling its risk management oversight duties. The Audit Committee assists the Board of Directors with respect to oversight of risks arising from financial reporting, internal controls and compliance with legal and regulatory requirements, and discusses with the Board of Directors Company policies with respect to risk assessment and risk management. The Compensation Committee assists the Board of Directors with respect to oversight of risks arising from the Company’s compensation policies and programs.

The Compensation Committee has reviewed the Company’s compensation policies and practices and determined that they do not encourage excessive risk or unnecessary risk taking and do not otherwise create risks that are reasonably likely to have a material adverse effect on the Company.

Compensation Committee Interlocks and Insider Participation

Messrs. Robinson, Benatar, Schuerholz and Harris were the members of the Compensation Committee for the year ended December 31, 2012 and during such period there were no Compensation Committee interlocks. None of the members is or was an employee or officer of the Company.

EQUITY COMPENSATION PLANS

The following table sets forth aggregate information as of December 31, 2012 about the Company’s compensation plans under which our equity securities are authorized for issuance.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity Compensation Plans Approved by Shareholders	2,208,586	$17.48	14,492,585
Equity Compensation Plans Not Approved by Shareholders	N/A	N/A	N/A

EXECUTIVE OFFICERS OF THE COMPANY

Set forth below are the names and ages of all executive officers of the Company. All positions and offices with the Company held by each such person are also indicated. Officers are elected annually for one-year terms or until their successors are elected and qualified. All executive officers are United States citizens.

Name (Age)	Position with the Company and Principal Occupation During the Past Five Years
Ronald W. Allen (71)	Chairman of the Board of Directors, President and Chief Executive Officer.*

Gilbert L. Danielson (66)	Executive Vice President and Chief Financial Officer.*

William K. Butler, Jr. (60)	Chief Operating Officer.*

James L. Cates (62)	Senior Group Vice President and Corporate Secretary since 2002.

John T. Trainor (40)	Mr. Trainor has served as Vice President, Chief Information Officer since November 2010. Prior to then he was Information Technology Director for the Company from 1999 to 2007 when he was appointed Vice President, Information Technology, Aaron’s Sales & Lease Ownership Division.

Robert P. Sinclair, Jr. (51)	Vice President, Corporate Controller since 1999.

Mitchell S. Paull (54)	Mr. Paull has been Senior Vice President since 2001 and in 2005 was appointed to Senior Vice President, Merchandising and Logistics, Aaron’s Sales & Lease Ownership Division.

K. Todd Evans (49)	Vice President, Franchising since 2001.

Steven A. Michaels (41)	Mr. Michaels has served as Vice President, Finance since 2012. Prior to then he was Vice President, Franchise Finance from 2005 to 2008 when he was appointed Vice President, Finance, Aaron’s Sales & Lease Ownership Division.

*	For additional information concerning these individuals, see ELECTION OF DIRECTORS above.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

In this section, we describe the Company’s compensation objectives and policies as applied to our principal executive officer, our principal financial officer, and four of our other most highly-compensated executive officers during 2012, including our former executive Chairman who retired in September 2012. We refer to these persons throughout this section and this Proxy Statement as the “Named Executive Officers.” The following discussion and analysis is intended to provide a framework within which to understand the actual compensation awarded to or earned by each Named Executive Officer during 2012, as reported in the compensation tables and accompanying narrative sections appearing on pages 24 to 32 of this Proxy Statement.

Executive Compensation Philosophy and Objectives

Philosophy

The Company seeks to provide an executive compensation package that is driven by our overall financial performance, increase in shareholder value, and performance of the individual executive. The main principles of this strategy include the following:

•	pay competitively within our industry (and outside based on comparable size) to attract, motivate and retain key employees, and pay for performance;

•	closely align our executives’ interests with those of our shareholders; and

•	design compensation programs with a balance between short-term and long-term objectives.

Objectives of Executive Compensation

The primary objectives and priorities of our executive compensation program are to:

•	attract, motivate and retain quality executive leadership;

•	align executives’ incentive goals with the interests of our shareholders;

•	enhance the individual executive’s performance;

•	improve our overall performance; and

•	support achievement of our business plans and long-term goals.

Administration

General

The Compensation Committee assists the Board of Directors in fulfilling its oversight responsibilities with respect to executive and director compensation, equity compensation plans and other compensation and benefit plans, management succession and other significant associate resources matters. The Committee operates pursuant to a written charter adopted by the Board. None of the members of the Compensation Committee has been an officer or employee of the Company and the Board has considered and determined that all of the members are independent as “independent” is defined under New York Stock Exchange Rules and otherwise meet the criteria set forth in the Committee’s Charter.

The Compensation Committee reviews and discusses proposed compensation for the Named Executive Officers of the Company, evaluates the performance of the Named Executive Officers and sets their compensation. For executive officers other than the Named Executive Officers, in most cases compensation levels are determined upon the recommendation of supervising executives. In addition, the Compensation Committee approves all equity awards, including for the Named Executive Officers and other officers, considering the recommendations of senior management. Although management and any other invitees at Compensation Committee meetings may participate in discussions and provide information that the Compensation Committee considers (except for discussions with respect to any invitee’s own compensation, in which an executive does not participate), invitees do not participate in voting and decision-making.

Compensation Consultant

In 2011, an independent compensation consultant, Grant Thornton LLP, produced reports comparing the compensation of the Company’s Chief Executive, Operating and Financial Officers, and the compensation of the independent directors, with the compensation of similarly situated individuals at other public companies comparable to the Company. These reports were reviewed by the Compensation Committee in early 2011.

Grant Thornton utilized an executive compensation database and a report for the retail and general industry sectors, and also reviewed the compensation programs of the following retailers. They were chosen based on their similarity to the Company in terms of their size, complexity and revenues:

•	99 Cents Only Stores

•	Cabela’s, Inc.

•	Cash America International, Inc.

•	Dick’s Sporting Goods, Inc.

•	Fred’s, Inc.

•	hhgregg, Inc.
•	Jo-Ann Stores, Inc.

•	O’Reilly Automotive, Inc.

•	Rent-A-Center, Inc.

•	Tractor Supply Co.

•	Ulta Salon Cosmetics and Fragrance

This peer group is the same group (other than with respect to non-traded companies) used in the Company’s stock performance graph appearing in the accompanying 2012 Annual Report to Shareholders.

Grant Thornton’s report reached several conclusions, including:

•

The Chief Executive Officer was significantly undercompensated in most areas of direct compensation versus the market median, particularly in terms of total direct compensation (i.e., salary, cash bonus and long-term incentives);

•	The Chief Operating Officer was undercompensated in terms of total direct compensation versus the market median; and

•	The Chief Financial Officer’s total direct compensation was within the competitive range of the market median.

The Compensation Committee has discussed Grant Thornton’s report and recommendations. Although the Compensation Committee considered the compensation consultant’s report and advice in determining executive compensation for 2012, the Committee believes full implementation of the recommendations will be a multi-year process. In addition, the Committee may determine to only partially adopt and implement, or to modify, any of the consultant’s recommendations, based on the Committee’s judgment from time to time on whether such changes will assist in meeting the Company’s strategic objectives.

Determination of 2012 Executive Compensation

For fiscal year 2012, the Compensation Committee recommended the Chief Executive Officer’s salary to the independent members of the Company’s Board of Directors for determination. The Committee itself established the salaries of the other Named Executive Officers. In order to preserve the deductibility of compensation under Section 162(m) of the Code, the Compensation Committee set annual bonus opportunities and granted equity awards for the Chief Executive Officer and the other Named Executive Officers.

In establishing recommendations for, or determining, the compensation of the Named Executive Officers, the Compensation Committee considered not only the conclusions of the 2010 compensation consultant report, but also objective measurements of business performance, the accomplishment of strategic and financial objectives, the development of management talent within the Company, enhancement of shareholder value and other matters relevant to the short-term and the long-term success of the Company.

“Say on Pay”

At its 2012 Annual Meeting of Shareholders, the Company conducted an advisory vote on executive compensation — the “say on pay” vote. The matter received the approval of over 96% of the total votes actually cast (i.e., excluding abstentions and broker non-votes), indicating strong support from the Company’s shareholders for the compensation program for the Named Executive Officers. The Board currently intends to hold the advisory say-on-pay vote annually, and is consequently again soliciting this year the advisory approval of the shareholders of the compensation of the Named Executive Officers as set forth in this Proxy Statement.

The Compensation Committee appreciates the support of the Company’s shareholders for its executive compensation program, and considered that support in structuring its 2013 program. It is, however, the responsibility of the Board and Compensation Committee to determine executive compensation, and consequently, while the Board and Compensation Committee intend to consider the results of future advisory votes on executive compensation, they reserve the right to make compensation decisions that may not secure such strong support from the Company’s shareholders if in the Board’s and Compensation Committee’s judgment such actions are advisable or necessary to achieve the objectives of the executive compensation program.

Appointment of President and Chief Executive Officer

As previously reported, on February 21, 2012, the Board appointed Mr. Ronald W. Allen, previously the Company’s interim President and Chief Executive Officer, to serve in such offices on a non-interim basis. In connection with such appointment, and consistent with the conclusions set forth in the Grant Thornton report, Mr. Allen’s compensation was increased as described below under “—DIRECT COMPENSATION.”

Executive Chairman Retirement

As previously reported, effective September 14, 2012, the Company’s founder and executive Chairman, Mr. R. Charles Loudermilk, Sr., retired from the Company after 57 years of service and resigned from the Board. He was named Chairman Emeritus of the Company.

In consideration of his founding of the Company, and his long, dedicated and successful tenure managing and growing it—including 53 years as its principal executive officer—the Board, upon recommendation of the Compensation Committee, approved entering into a retirement agreement with Mr. Loudermilk, Sr. Among other things, the retirement agreement provides that Mr. Loudermilk, Sr. will receive: (i) retirement pay of $1,500,000 per year for five years, payable to Mr. Loudermilk, Sr. or his beneficiaries in the event of his earlier death; (ii) continued use of Company airplanes for five years, up to forty hours per year; (iii) monthly payments to defray the cost of office space for his personal use and provision by the Company of administrative support, each for five years; and (iv) post-retirement health benefits. In addition, he received a performance-based annual cash bonus for 2012, prorated for his partial employment during that year, pursuant to the Company’s Executive Bonus Plan, and immediate vesting of all outstanding stock options and restricted stock units previously granted and unvested as of his retirement date.

New Executive Employment Agreements

During April 2012, primarily in order to encourage management continuity, the Board of Directors, upon the recommendation of the Compensation Committee, approved new employment agreements with the Company’s Chief Executive Officer and Chief Financial Officer. The agreements address executive compensation, employment benefits, change-in-control payments and restrictive covenants, among other topics. The agreements are summarized below under REMUNERATION OF EXECUTIVE OFFICERS AND DIRECTORS—EMPLOYMENT AGREEMENTS WITH NAMED EXECUTIVE OFFICERS.

Direct Compensation

The three primary direct components of the executive compensation program are:

•	base salary;

•	annual performance-based cash bonus; and

•	long-term equity incentive awards.

These elements are designed to be competitive with comparable employers and to achieve the objectives of our executive compensation program, consistent with the program’s philosophy. Although the Compensation Committee does not set overall total direct compensation targets and then allocate among the elements, it does review total direct compensation when making decisions on each element of direct compensation to ensure that the total direct compensation for each Named Executive Officer is justified and appropriate in the best interests of the Company’s shareholders.

Recommendations for, or determinations of, the amount of each element of direct compensation for the Named Executive Officers are determined by the Compensation Committee, which uses the following factors, among others, to determine the amount of salary and other benefits to pay each executive: performance against corporate and individual objectives for the previous year; performance of their general management responsibilities; value of their unique skills and capabilities to support the Company’s long-term performance; contribution as a member of the executive management team; and market considerations, which includes comparison against direct compensation paid to comparable employees in the Company’s peer group or by other competitors for executive talent and the conclusions of the compensation consultant report.

The Named Executive Officers have a greater portion of their total direct compensation “at risk” — that is, contingent on Company performance — than do most other employees. During 2012, short-term and long-term incentives constituted between 53-80% of the value of total direct compensation.

The following is a summary of the Compensation Committee’s actions during 2012 with respect to annual base salary, annual performance-based cash bonus awards and long-term equity incentive compensation awards.

Annual Base Salary

The Company strives to provide its senior executives with a level of assured cash compensation in the form of annual base salary that is competitive with companies in the retail and similar industries and companies that are comparable in size and performance. The Compensation Committee reviews base salaries annually and makes adjustments, in light of past individual performance as measured by both financial and non-financial factors, the potential for making significant contributions in the future and market considerations, to ensure that salary levels remain appropriate and competitive. The Compensation Committee also considers each officer’s performance, his tenure and experience in his respective position and internal comparability considerations. In 2012, the Compensation Committee also partially implemented changes to base salaries in response to the compensation consultant’s recommendations described above.

The financial factors considered in 2012 include the Company’s revenues, same store growth and pre-tax earnings. The non-financial factors considered by the Compensation Committee in 2012 include duties and responsibilities of the executive’s position, ability to effectively perform and/or exceed expectations with respect to duties and responsibilities that accompany such position, tenure in the role, number of new store openings, number of new franchise area development agreements executed and the conduct of behavior in an open and ethical manner in accordance with the Company’s Code of Conduct. Not all factors are applicable to every Named Executive Officer due to their respective roles within the Company.

While the Compensation Committee considers the preceding and other factors in its annual review of base salaries for the Company’s Named Executive Officers, these factors are not assigned a specific weight or numeric value when considered. Nor are specific performance targets or objectives generally established in connection with the factors reviewed. Rather, the Compensation Committee considers all of the factors as a whole and makes a subjective assessment of the impact the Named Executive Officers make on the Company’s business generally. The assessment of these factors does not typically distinguish between the Named Executive Officers, except that with respect to Mr. Evans, who is responsible for the Company’s franchise operations, the number of new franchise store openings and franchise area development agreements entered into is given relatively more weight than other non-financial factors. Additionally, the Compensation Committee reviews salary levels historically established for the Named Executive Officers, taking into consideration salary increases awarded in prior years, and years in which no salary increases were awarded.

Under this approach by the Compensation Committee, as illustrated in the Summary Compensation Table appearing below under REMUNERATION OF EXECUTIVE OFFICERS, the salary increases awarded to the Named Executive Officers have generally been consistent over the past three years.

During 2012, partially in connection with his appointment to the President and Chief Executive Officer position on a non-interim basis, but also in response to the compensation consultant’s conclusion that the CEO position was significantly undercompensated, the Compensation Committee increased Mr. Allen’s base salary to $850,000, a significant increase over the $695,000 base salary for the Company’s immediately preceding non-interim President and Chief Executive Officer. The 2012 base salaries for the Chief Operating Officer and Financial Officer positions increased by smaller percentages over 2011 levels (in the 4-10% range). Mr. Evans’ salary was modestly increased. Mr. Paull’s salary was increased slightly from 2011 to 2012. Mr. Loudermilk, Sr.’s salary as executive Chairman had been unchanged since he relinquished the Chief Executive Officer role in 2008; he received a partial salary through his retirement in September 2012.

Annual Cash Bonuses

Annual cash incentive bonuses provide a direct link between executive compensation and our annual performance. Unlike base salaries, annual incentive bonuses are at risk based on how well Aaron’s and its executive officers perform. Bonuses to Named Executive Officers are paid pursuant to the Company’s shareholder-approved Executive Bonus Plan.

Under the plan, the Compensation Committee or its designee certifies the extent to which the performance targets and measurement criteria previously established for a particular plan year have been achieved based on financial information provided by the Company. The Compensation Committee may, in determining whether performance targets have been met, adjust the Company’s financial results to exclude the effect of unusual charges or income items or other events that distort results for the year. However, for purposes of determining the incentive awards of the Named Executive Officers, the Compensation Committee can exclude unusual items whose exclusion has the effect of increasing the extent to which the Named Executive Officers meet performance measurement criteria only if such items constitute “extraordinary items” under generally accepted accounting principles or are unusual events or items. In addition, the Compensation Committee adjusts its calculations to exclude the unanticipated effect on financial results of changes in the Internal Revenue Code or other tax laws or regulations. The Compensation Committee may, in its discretion, decrease the amount of a participant’s incentive award based upon such factors as it may determine.

The plan rules include a “clawback” provision whereby if the Company restates its financial statements, the participant is required to repay the Company the difference between the amount of bonus he received and the amount that would have been payable under the restated financial statements.

Annual cash bonuses for the Named Executive Officers in 2012, paid in the first quarter of 2013 (including a prorated bonus for Mr. Loudermilk, Sr. through his retirement in September 2012), were based on specific performance criteria established by the Compensation Committee for 2012. Annual performance-based cash bonuses for 2012 were awarded to the Named Executive Officers as set forth below.

Participant	Amount of Incentive Award
R. Charles Loudermilk, Sr*.	0.50% of the Company’s pre-tax earnings
Ronald W. Allen	0.25% of the Company’s pre-tax earnings
W. Kenneth Butler, Jr.	0.23% of the Company’s pre-tax earnings
Gilbert L. Danielson	0.23% of the Company’s pre-tax earnings

* — Prorated for his partial year of service.

Mr. Evans’ 2012 performance-based cash bonus was approved by the Compensation Committee based on achievement of quarterly pre-tax profit objectives for the Aaron’s Sales & Lease Ownership Division’s franchise operations. The 2012 quarterly franchise pre-tax profit objectives originally applicable to Mr. Evans’ 2012 performance-based cash bonus were $12,916,349, $11,845,830, $12,431,142 and $13,000,000, respectively. Under this component of Mr. Evans’ 2012 performance-based cash bonus, Mr. Evans was entitled to receive nine-tenths of one percent (0.9%) of quarterly franchise pre-tax profits if they exceed the foregoing objectives, in an amount not to exceed $80,000 per quarter or $278,100 per annum.

Due to the effect of Company purchases of franchised stores during 2012 that were not within Mr. Evans’ control, the Compensation Committee reduced his third and fourth quarter pre-tax profit objectives from the original targets. As it transpired, actual third quarter pre-tax profit of the franchise operations fell below the original target by only a de minimis amount, and exceeded the revised target, and fourth quarter pre-tax profit exceeded both the original and revised targets.

Mr. Paull’s performance-based cash bonus was approved by the Company’s Chief Executive Officer and Chief Operating Officer based, before the elimination of intercompany transactions, on the aggregate of 0.025% to 0.05% of quarterly pre-tax profits of the Company’s fulfillment center operations and 0.0025% to 0.005% of quarterly fulfillment center gross revenues, not to exceed $75,000 per annum.

Grant Thornton’s 2011 report noted that most short-term cash incentive plans maintained by the Company’s peers used multiple metrics as well as performance ranges to determine payouts. The Compensation Committee values the simplicity of the current Executive Bonus Plan and its direct correlation between earnings performance and bonuses, and consequently did not change the approach of the Company’s short-term cash incentive plan for 2012. The Compensation Committee, however, continues to consider the compensation consultant’s recommendations, and reserves the right to alter the plan in the future.

Long-Term Equity Incentive Awards

The Compensation Committee has designed the Company’s equity incentive awards to serve as the primary vehicle for providing long-term incentives to the senior executives and key employees. The Company’s equity incentive awards ensure focus on the Company’s long-term goals and serve as a key retention tool. These considerations are paramount in the Compensation Committee’s determination of the type of award to grant.

Equity incentive awards are granted under the Company’s shareholder-approved Amended and Restated 2001 Stock Award Plan, which is a broad-based plan covering senior executives and other personnel. The Stock Award Plan permits the Company to grant stock options, restricted stock shares, restricted stock units (“RSUs”) and other forms of equity-based compensation. Stock options, restricted stock and RSU awards vest over a number of years in order to encourage employee retention and focus management’s attention on sustaining financial performance and building shareholder value over an extended term. Pursuant to the Stock Award Plan, Aaron’s has granted stock options, as well as restricted stock (both with and without performance-based vesting conditions) and RSUs.

In 2012, Messrs. Allen, Danielson and Butler were granted performance-based RSUs with three-year “cliff” vesting periods. The performance metrics for each of the three one-year performance periods are annual revenue growth and pre-tax margin targets. One-third of the grants are earned after each performance period, depending on achievement of the targets. The earned RSUs settle at the end of the three-year period in shares of Common Stock. No RSUs are earned unless the performance targets are met, and no additional RSUs can be earned if actual performance exceeds the targets. The Compensation Committee can change the targets at the beginning of the second and third annual performance periods.

Historically, equity incentives grants have not necessarily been made on an annual basis, particularly to lower levels of management. In August 2011, in an effort to both bring a more formal structure to the Company’s equity compensation plan for lower level managers and to more closely tie equity incentives for such managers to performance, the Compensation Committee adopted the Aaron’s Management Performance Plan (the “AMP Plan”).

Under the AMP Plan, certain vice presidents, director-level employees and other key personnel in the Company’s home office, divisional vice presidents and regional managers are eligible to receive grants of RSUs based upon the quarterly pre-tax profit performance of their operating units or the overall Company, as appropriate.

The Named Executive Officers, other than Messrs. Evans and Paull, are not eligible to participate in the AMP Plan. The Compensation Committee administers the Plan and has delegated to the Company’s Chief Executive Officer some of its authority under the Plan with respect to grants to employees other than executive officers. In determining RSU earning opportunities under the AMP Plan, the Compensation Committee and the Company continue to use the historical approach outlined above, appropriately adjusted to reflect the intention that grants under the AMP Plan be made annually.

For 2012, Messrs. Evans and Paull received RSU grants pursuant to the AMP Plan, based on the Company’s quarterly pre-tax profit.

Mr. Loudermilk, Sr. did not receive a long-term equity incentive award in 2012, although his retirement provided for the vesting of all equity awards that were unvested as of his retirement date.

The Compensation Committee generally intends that outstanding equity awards will not, in the aggregate, exceed a certain percentage of the overall outstanding common shares, although this percentage is a guideline subject to change depending upon extant circumstances. The Compensation Committee also considers the amount of stock incentive accounting expense it deems advisable, upon consultation with management, for the Company to incur when new awards are being contemplated. These anti-dilution guidelines and stock incentive accounting expense considerations help establish a cap on the amount of equity incentives the Committee may grant from time to time.

Recipients are largely identified based on their level within the Company, although not all eligible employee levels participate in all grants. Incentives are generally awarded to eligible participants using historical award levels, with those employees at the same level generally receiving the same award amount. If award amounts are adjusted, they are generally adjusted so as to keep similar proportional differences between employee levels.

Although the Compensation Committee may take the Company’s financial performance into consideration generally when determining the overall size of the pool of equity awards available for it to award to eligible participants in a given year (subject to the cap suggested by the anti-dilution and equity compensation expenses considerations discussed above), it generally does not take performance criteria into account when determining the size of a particular recipient’s incentive grant. It also generally does not use financial formulas to determine the size of an initial grant to individual recipients, although it may establish a recipient’s incentive award size by reference to a percentage of the individual’s base salary [or total cash compensation]. However, while financial performance does not generally factor into the initial determination of individual grant sizes, it does factor into whether any such awards are earned, through the imposition of performance-based vesting criteria. All equity incentives granted in 2012 included performance-based vesting criteria. Service-based awards also are linked to performance, as they give recipients extra motivation to improve the Company’s performance, which should over time increase the price of the Company’s stock and the value of the equity awards, thus benefiting Company shareholders and equity award recipients alike.

Indirect Compensation

The executive compensation program also provides certain benefits and perquisites to the Named Executive Officers.

Benefits

The Company provides a full range of benefits to its Named Executive Officers, including the standard medical, dental and disability coverage available to employees generally. In addition, the Company pays a portion of the premiums on three split dollar life insurance policies on the life of our former executive Chairman, Mr. Loudermilk, Sr., and reimburses Mr. Loudermilk, Sr. for the resulting income tax liability. Mr. Loudermilk, Sr.’s retirement agreement provides that the parties respective rights under such agreements will continue to be governed by such agreements after the retirement date. The insurance premiums and tax gross-ups paid in 2012 on behalf of our former executive Chairman with respect to these life insurance policies, and two predecessor policies, were $86,181. See RELATED PARTY TRANSACTIONS on page 33 of this Proxy Statement for more information regarding these insurance policies.

The Company also sponsors a 401(k) Retirement Savings Plan for all full-time employees with at least one year of service with the Company and who meet certain eligibility requirements. During 2012, the 401(k) Plan allowed employees to contribute up to 100% of their annual compensation with 50% matching by the Company on the first 4% of compensation. The executive officers may participate in the 401(k) Plan on the same terms as all employees generally. The Company paid matching 401(k) Plan contributions ranging from $974 to $1,029 for the Named Executive Officers (other than Mr. Loudermilk, Sr. and Mr. Allen) in 2012.

Under the Company’s Nonqualified Deferred Compensation Plan, non-employee directors of the Company and, as determined by the Compensation Committee, a select group of management or highly compensated employees are entitled to elect to defer certain portions of their compensation on a pre-tax basis. Eligible non-employee directors are able to defer up to 100% of both their cash and stock director fees, and eligible employees are able to defer up to 75% of their base pay and up to 100% of their bonus compensation. In addition, the Company may make restoration matching contributions on behalf of eligible employees to make up for certain limitations on the amount of matching contributions an employee can receive under the Company’s 401(k) plan. With the exceptions of Mr. Loudermilk, Sr. and Mr. Allen, who did not participate in the Company’s Nonqualified Deferred Compensation Plan, the Company paid matching contributions of $2,832 to 4,750 for each of the Named Executive Officers in 2012.

The obligations of the Company under the Plan are unsecured general obligations to pay in the future the balance of the book entry deferred compensation accounts. The value of deferred compensation accounts is determined based upon the performance of designated measurement funds selected by the participants, although the contributions are not actually invested in such funds. The Company has established a grantor trust, known as a “rabbi trust,” to allow it to accumulate assets to help fund payment of the plan obligations. Distributions generally will be made in cash. However, distributions representing stock fees deferred by non-employee directors will be paid in the Company’s Common Stock.

Perquisites

The Company provides limited perquisites to its Named Executive Officers in an effort to remain competitive with similarly situated companies. These include personal use of corporate aircraft and payment of club dues.

Corporate Aircraft Use.    The Named Executive Officers use the Company’s aircraft from time to time for non-business use. Incremental variable operating costs associated with such personal use is paid by the Company. The amount of income attributed to the Named Executive Officers for income tax purposes from personal aircraft use is determined by the SIFL method (Standard Industry Fare Level), and the executives are responsible for paying the tax on this income. The incremental cost to the Company of such use is set forth under REMUNERATION OF EXECUTIVE OFFICERS in the “All Other Compensation Table.”

Club Dues.    The Company reimbursed two of the Named Executive Officers’ monthly club dues during 2012.

We review annually the perquisites and other personal benefits that we provide to senior management.

Compensation Deductibility

An income tax deduction under federal law will generally be available for annual compensation in excess of $1 million paid to the Named Executive Officers only if that compensation is “performance-based” and complies with certain other tax law requirements. Although the Compensation Committee and the Board considers deductibility issues when approving executive compensation, other compensation objectives, such as attracting, motivating and retaining qualified executives, are important and may supersede the goal of maintaining deductibility. Consequently, compensation decisions may be made without regard to deductibility when it is in the best interests of the Company and its shareholders to do so.

COMPENSATION COMMITTEE REPORT

The Compensation Committee operates pursuant to a written charter adopted by the Board of Directors and available through the Company’s website, www.aaronsinc.com. The Committee is composed of four “independent” members of the Board as defined under the listing standards of the New York Stock Exchange and under the Charter. The Compensation Committee is responsible for assisting the Board of Directors in fulfilling its oversight responsibilities with respect to executive and director compensation.

In keeping with its responsibilities, the Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis section included in this Proxy Statement and incorporated by reference in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012. Based on such review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis section be included in this Proxy Statement and the Annual Report on Form 10-K.

This report is respectfully submitted by the Compensation Committee of the Board of Directors.

Ray M. Robinson, Chairman

Leo Benatar

John B. Schuerholz

Hubert L. Harris, Jr.

REMUNERATION OF EXECUTIVE OFFICERS AND DIRECTORS

The following table provides certain summary information for the last fiscal year of the Company concerning compensation paid or accrued by the Company and its subsidiaries to or on behalf of the Company’s Chief Executive Officer, Chief Financial Officer and the other Named Executive Officers of the Company.

Summary Compensation Table

Name and Principal Position	Year	Salary	Stock Awards(1)		Option Awards(1)	Non-Equity Incentive Plan Compensation	All Other Compensation(2)	Total
Charles Loudermilk, Sr.(8)	2012	$352,244	$936,000		$261,538	$1,015,944	$696,309	$3,262,035
(Former Chairman of	2011	500,000	-0-		-0-	921,433	234,359	1,655,792
the Board)	2010	500,000	1,215,000	(3)	-0-	1,005,239	182,033	2,902,272

Ronald W. Allen (9)	2012	850,000	2,489,000	(11)	-0-	718,797	3,833	4,061,630
Chairman, President and Chief	2011	105,586	343,285	(4)	-0-	76,593	-0-	525,464
Executive Officer	2010	-0-	-0-		-0-	-0-	-0-	-0-

Gilbert L. Danielson	2012	650,000	1,866,750	(11)	-0-	661,160	15,986	3,193,896
Executive Vice President and	2011	592,500	1,731,000	(5)	-0-	385,872	15,307	2,724,679
Chief Financial Officer	2010	577,500	1,215,000	(3)	-0-	382,929	13,771	2,189,200

William K. Butler, Jr.	2012	715,000	1,866,750	(11)	-0-	661,160	6,649	3,249,559
Chief Operating Officer	2011	685,000	1,731,000	(5)	-0-	422,707	7,317	2,846,024
	2010	660,000	1,215,000	(3)	-0-	382,929	5,440	2,263,369

K. Todd Evans	2012	262,650	79,871	(7)	-0-	278,100	3,861	624,482
Vice President, Franchising	2011	255,000	15,216	(6)	-0-	270,000	4,900	545,116
	2010	235,000	-0-		117,844	250,000	4,900	607,744

Mitchell Paull (10)	2012	370,000	79,871	(7)	-0-	75,000	5,850	530,721
Senior Vice President, Merchandising and Logistics

(1)

Represents the aggregate grant date fair value of awards recognized by the Company as required by Financial Accounting Standards Board Codification Topic 718. See Note 10 to the Company’s Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 for a discussion of the assumptions used in calculating these amounts. The Company did not grant option awards during 2011 or 2012. For options awards granted in 2010 the grant date fair value per option was $10.48. For Mr. Loudermilk, Sr. represents the incremental fair value expense associated with the modification of previously granted and unvested stock and option awards pursuant in connection with his retirement as described in the CD&A, in accordance with FASB ASC Topic 718. The aggregate grant date fair value of the stock and option awards was $1,215,000 and $161,002 respectively.

(2)	See the All Other Compensation table below for additional information.

(3)	The grant date fair value for this award was $16.20 per unit.

(4)	The grant date fair value for this award was $25.43 per share.

(5)	The grant date fair value for this award was $23.08 per unit.

(6)	The grant date fair value for this award was $26.19 per unit.

(7)

Restricted units granted under the Aaron’s Management Performance plan. The grant date fair values for this award were 582 units at $26.04 per unit, 847 units at $28.16 per unit, 679 units at $30.62 per unit and 666 units at $30.14 per unit

(8)	Mr. Loudermilk retired from the Company effective September 14, 2012.

(9)	Mr. Allen was elected President and Chief Executive Officer effective February 21, 2012 and to serve as Chairman of the Board on November 12, 2012.

(10)	Mr. Paull was not a Named Executive Officer prior to 2012.

(11)	The grant date fair value for this award was $24.89 per unit.

All Other Compensation Table

The following table describes each component of the All Other Compensation column in the Summary Compensation Table for 2012.

Name of Executive	Year	Insurance Premiums		Company Contributions to Retirement and 401(k) Plans(1)	Use of Aircraft(2)	Other(3)		Total
R. Charles Loudermilk, Sr.	2012	$86,181	(4)	$0	$48,633	$561,491	(5)	$696,309
Ronald W. Allen	2012	0		0	3,833	0		3,833
Gilbert L. Danielson	2012	0		5,660	20	10,306		15,986
William K. Butler, Jr.	2012	0		5,779	20	850		6,649
K. Todd Evans	2012	0		3,861	0	0		3,861
Mitchell S. Paull	2012	0		5,000	0	850		5,850

(1)	Represents the total matching contributions made by the Company to the executive’s accounts in the Company’s 401(k) and non-qualified deferred compensation plans.

(2)

This column reports the total amount of expenses associated with the incremental cost associated with the non-business use of corporate aircraft. The incremental cost to the Company of the non-business use of Company aircraft is calculated based on the average variable operating costs to the Company. Variable operating costs include fuel costs, mileage, maintenance, crew travel expenses, catering and other miscellaneous variable costs. The total annual variable costs are divided by the annual number of hours the Company aircraft flew to derive an average variable cost per hour. This average variable cost per hour is then multiplied by the hours flown for non-business use to derive the incremental cost. Fixed costs which do not change based on usage, such as pilot salaries, the lease costs of the Company aircraft and the cost of maintenance not related to trips, are excluded. When Company aircraft is being used for mixed business and personal use, only the incremental cost of the personal use is included, such as on-board catering or other charges attributable to an extra passenger traveling for personal reasons on an aircraft being primarily used for a business trip. The amount of income attributed to the Named Executive Officers for income tax purposes from personal aircraft use is determined by the SIFL method (Standard Industry Fare Level), and the executives are responsible for paying the tax on this income.

(3)	This column reports the total amount of other benefits provided.

(4)

Represents the premiums paid, and reimbursement of the executive’s resulting income tax liability with respect to the split dollar life insurance policies described in RELATED PARTY TRANSACTIONS below.

(5)

Represents remuneration by the Company for certain benefits provided in connection with the retirement of Mr. Loudermilk, Sr. as described in the CD&A. These costs include retirement salary of $443,269, the $60,000 fair value of a vehicle, $35,661 for the personal use of corporate aircraft, personal use of office space and administrative support and post-retirement health benefits.

Grants of Plan-Based Awards in 2012

The following table provides information about equity awards granted to the Named Executive Officers in 2012.

Name of Executive	Grant Date	Payouts Under Non-Equity Incentive Plan Awards(1)	All Other Stock Awards: Number of Shares of Stock	All Other Option Awards Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards(2)
R. Charles Loudermilk, Sr.	N/A	$1,015,944	-0-	-0-	N/A	$1,197,538
Ronald W. Allen	N/A	718,797	100,000	-0-	N/A	2,489,000
Gilbert L. Danielson	N/A	661,160	75,000	-0-	N/A	1,866,750
William K. Butler, Jr.	N/A	661,160	75,000	-0-	N/A	1,866,750
K. Todd Evans	N/A	75,000	2,774	-0-	N/A	79,871
Mitchell S. Paull	N/A	75,000	2,774	-0-	N/A	79,871

(1)

As discussed above under the heading “Annual Cash Bonuses,” awards are payable under the Executive Bonus Plan based on a percentage of the Company’s pre-tax earnings. There are no minimum, threshold or maximum amounts established with respect to such awards, except the plan does contain a maximum of $3.0 million that can be paid to any individual in any year. With the exception of Mr. Evans and Mr. Paull amounts in this column are the actual amounts paid in the first quarter of 2013 for 2012. Mr. Evans and Mr. Paull’s bonuses were earned quarterly and paid the following quarter.

(2)

Represents the aggregate grant date fair value of awards recognized by the Company as required by Financial Accounting Standards Board Codification Topic 718. See Note 10 to the Company’s Financial Statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 for a discussion of the assumptions used in calculating these amounts. The Company did not grant option awards during 2011 or 2012. For options awards granted in 2010 the grant date fair value per option was $10.48. For Mr. Loudermilk, Sr. represents the incremental fair value expense associated with the modification of previously granted and unvested stock and option awards pursuant to the Retirement Agreement as described in the CD&A, in accordance with FASB ASC topic 718. The aggregate grant date fair value of the stock and option awards was $1,215,000 and $187,539, respectively.

Employment Agreements with Named Executive Officers

Messrs. Allen, Danielson, Butler, Evans and Paull have each entered into employment agreements with the Company. Each employment agreement with Messrs. Allen and Danielson has a rolling, two year term; provided, however, that the Company may, upon notice to the respective executive, cease such automatic extension of the agreement term. The agreements provide for an annual base salary of $850,000 for Mr. Allen and $650,000 for Mr. Danielson, and for participation in any of the Company’s present and future bonus plans that are generally available to the Company’s executive officers. Under the agreements, Mr. Allen and Mr. Danielson are also entitled to paid vacation, life insurance, health insurance, fringe benefits and such other employee benefits generally made available by the Company to its executive officers.

The agreements with Messrs. Allen and Danielson specify the payments to be provided if the employment of Mr. Allen or Mr. Danielson, as applicable, is terminated under various scenarios described in the agreements, including death, disability, termination with or without cause, and termination with or without good reason. Upon an involuntary termination without cause (or a termination by the executive for good reason following a change in control of the Company), each executive is entitled to continued salary and bonus payments for a severance period of twenty-four months; a cash payment in an amount sufficient after taxes to equal the cost of continued health care premiums and benefits for a twenty-four month severance period; and full vesting of all outstanding stock options, stock appreciation rights, restricted stock units and other equity awards that have been granted to the executive. Termination for cause or a voluntary termination (other than for good reason following a change in control of the Company) would not entitle the executives to these benefits, and the executives would only be entitled to the payment of certain already accrued and vested amounts. If any payments to be made or benefits to be provided under the agreements would result a “parachute payment” as defined in Section 280G of the Internal Revenue Code, then such payments or benefits will be reduced to the minimum extent necessary so that no such payment or benefit, as so reduced, constitutes a parachute payment, unless the net after-tax amount the executive would receive without this reduction exceeds by at least ten percent the net after-tax amount the executive would receive with this reduction. Under the agreements, Mr. Allen and Mr. Danielson have also agreed to customary confidentiality, non-competition, non-solicitation and release provisions.

The agreements with Messrs. Butler, Evans and Paull provide that such executive’s employment with the Company will continue until terminated by either party for any reason upon 60 days notice, or by either party for just cause at any time. Each such executive has agreed not to compete with the Company or to solicit the customers or employees of the Company for a period of one year after the termination of his employment.

Executive Bonus Plan

The Company’s Executive Bonus Plan is an annual performance-based cash incentive plan. The award opportunities approved by the Compensation Committee for fiscal 2012 provided for the payment to the Named

Executive Officers of cash incentives equal to specified percentages of the pre-tax earnings of the Company for its 2012 fiscal year (after giving effect to the bonus), except for Mr. Evans, whose bonus depended on achievement of quarterly pre-tax profit objectives for the Aaron’s Sales & Lease Ownership Division’s franchise operations and on new franchised store openings, and Mr. Paull, whose bonus was based on specified percentages of quarterly pre-tax profits and gross revenues of the Company’s fulfillment center operations. The maximum percentage of pre-tax earnings that could be awarded for 2012 was 0.5%, which relates to Mr. Loudermilk, Sr.

Restated and Amended 2001 Stock Option and Incentive Award Plan

The Company’s shareholder-approved Stock Award Plan is a flexible plan that provides the Compensation Committee broad discretion to fashion the terms of awards to provide eligible participants with such stock-based incentives as the Committee deems appropriate. It permits the issuance of awards in a variety of forms, including: (i) non-qualified stock options and incentive stock options, (ii) performance shares, and (iii) restricted stock awards and RSUs. During 2012, Messrs. Allen, Danielson and Butler were awarded performance-based RSUs with three year “cliff” vesting periods. Mr. Evans and Mr. Paull were awarded stock options that vest in equal increments on February 23, 2013, February 23, 2014 and February 23, 2015. Under the Company’s Management Performance Plan (the “AMP Plan”), certain vice presidents, director-level employees and other key personnel in the Company’s home office, divisional vice presidents and regional managers are eligible to receive grants of RSUs based upon the quarterly pre-tax profit performance of their operating units or the overall Company, as appropriate.

The Named Executive Officers, other than Messrs. Evans and Paull, are not eligible to participate in the AMP Plan. For 2012, Messrs. Evans and Paull were awarded RSUs which vest in 2016 and 2017.

Salary and Incentives

For a discussion of the Company’s views on the appropriate relationship between the amount of an executive’s base salary and incentive awards, please see COMPENSATION DISCUSSION AND ANALYSIS beginning on page 14 of this Proxy Statement.

Outstanding Equity Awards at 2012 Fiscal Year-End

The following table provides information on the current holdings of stock option and stock awards by the Named Executive Officers, including both unexercised and unvested awards. The market value of the stock awards is based upon the closing market price for the Company’s Common Stock as of December 31, 2012, which was $28.28.

	Option Awards						Stock Awards
Name of Executive	Option Grant Date(1)		Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Un-exercisable	Option Exercise Price	Option Expiration Date	Stock Award Grant Date	Number of Shares of Stock That Have Not Vested		Market Value of Shares of Stock That Have Not Vested	Equity Incentive Plan Award Shares That Have Not Vested	Market Value of Equity Incentive Plan Award Shares That Have Not Vested
Ronald W. Allen	09/17/2003		3,375	—	10.2311	09/17/2013	—	—		—	—	—
	08/17/2004		2,250	—	12.6333	08/17/2014	05/2/2011	1,000		28,280	—	—
	10/16/2008		3,000	—	14.1067	10/16/2018	11/7/2011	12,500		353,500	—	—
	02/23/2010	(2)	3,000	—	19.92	02/23/2020	04/10/2012	100,000		2,828,000	—	—
Gilbert L. Danielson	10/31/2003		112,500	—	9.7333	10/31/2013	—	—		—	—	—
	05/13/2004		33,750	—	12.5111	05/13/2014	—	—		—	—	—
	07/30/2004		24,750	—	14.2755	07/30/2014	—	—		—	—	—
	11/01/2004		14,175	—	14.2933	11/01/2014	02/23/2010	75,000		2,121,000	—	—
	11/13/2007		37,500	—	14.0933	11/13/2017	02/22/2011	75,000		2,121,000	—	—
	10/16/2008		50,000	25,000	14.1067	10/16/2018	04/10/2012	75,000		2,121,000	—	—
William K. Butler, Jr.	10/16/2008		50,000	25,000	14.1067	10/16/2018	02/23/2010	75,000		2,121,000	—	—
	—		—	—	—	—	02/22/2011	75,000		2,121,000	—	—
	—		—	—	—	—	04/10/2012	75,000		2,121,000	—	—
K. Todd Evans	05/16/2005		2,400	—	14.9800	05/16/2015	01/11/2012	581	(3)	16,431	—	—
	08/15/2005		2,880	—	16.6267	08/15/2015	03/19/2012	582	(3)	16,459	—	—
	11/13/2007		11,250	—	14.0933	11/13/2017	07/10/2012	847	(3)	23,953	—	—
	10/16/2008		7,500	3,750	14.1067	10/16/2018	08/7/2012	679	(3)	19,202	—	—
	02/23/2010		—	11,250	19.9200	02/23/2020	11/6/2012	666	(3)	18,834	—	—
Mitchell S. Paull	05/16/2005		2,400	—	14.9800	05/16/2015	01/11/2012	581	(3)	16,431	—	—
	08/15/2005		2,880	—	16.6267	08/15/2015	03/19/2012	582	(3)	16,459	—	—
	11/13/2007		11,250	—	14.0933	11/13/2017	07/10/2012	847	(3)	23,953	—	—
	10/16/2008		7,500	3,750	14.1067	10/16/2018	08/7/2012	679	(3)	19,202	—	—
	02/23/2010		—	11,250	19.9200	02/23/2020	11/6/2012	666	(3)	18,834	—	—

(1)

Vesting for each listed stock option grant occurs three years following each listed grant date, except for grants that occurred on October 16, 2008 which vest one third of the total shares granted on October 16, 2011, for one third on October 16, 2012 and for one third on October 16, 2013 and February 23, 2010 which vest one third of the total shares granted on February 23, 2013, for one third on February 23, 2014 and for one third on February 23, 2015.

(2)	Vesting of this February 23, 2010 grant occurred two years from grant date as applicable to the options granted to the Non-Management Directors.

(3)

The Stock Awards reflect units granted under the Aaron’s Management Performance plan. Awards granted January 11, 2012 and March 19, 2012 will vest August 15, 2016. Awards granted July 10, 2012 will vest on July 10, 2017. Awards granted on August 7, 2012 will vest on August 7, 2017. Awards granted November 6, 2012 will vest November 6, 2017.

Option Exercises and Stock Vested in 2012

The following table provides information, for the Named Executive Officers on (1) stock option exercises during 2012, including the number of shares acquired upon exercise and the value realized and (2) the number of shares acquired upon the vesting of stock awards, each before payment of any applicable withholding tax and broker commissions.

	Option Awards		Stock Awards
Name of Executive	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
R. Charles Loudermilk, Sr.	271,425	$4,524,122	75,000	$2,151,000
Ronald W. Allen	0	0	0	0
Gilbert L. Danielson	45,000	1,026,255	0	0
William K. Butler, Jr.	167,850	2,547,506	0	0
K. Todd Evans	3,780	57,582	0	0
Mitchell S. Paull	22,500	398,446	0	0

Non-Qualified Deferred Compensation

The following table provides information, for the Named Executive Officers, on compensation deferred by the Named Executive Officers pursuant to the Aaron’s, Inc. Deferred Compensation Plan (the “Deferred Compensation Plan”), which is an unfunded, nonqualified deferred compensation plan for a select group of management, highly compensated employees and non-employee directors.

Name of Executive	Executive Contributions in Last Fiscal Year	Registrant Contributions in Last Fiscal Year(2)	Registrant Earnings in Last Fiscal Year	Aggregate Withdrawals / Distributions	Aggregate Balance at Last Fiscal Year End
R. Charles Loudermilk, Sr.(1)	$-0-	$-0-	$-0-	$-0-	$-0-
Ronald W. Allen(1)	-0-	-0-	-0-	-0-	-0-
Gilbert L. Danielson	257,936	4,631	107,661	-0-	1,207,567
William K. Butler, Jr.	354,353	4,750	152,615	-0-	1,363,006
K. Todd Evans	39,000	2,832	14,913	-0-	140,896
Mitchell S. Paull	84,233	4,026	37,565	-0-	416,035

(1)	Messrs. Loudermilk, Sr. and Allen do not participate in the Deferred Compensation Plan.

(2)	All amounts listed as contributions by the Company are also included in the Summary Compensation Table and All Other Compensation Table above.

Effective July 1, 2009, the Company implemented the Aaron’s, Inc. Deferred Compensation Plan (the “Plan”), an unfunded, nonqualified deferred compensation plan for a select group of management, highly compensated employees and non-employee directors. On a pre-tax basis, eligible employees can defer receipt of up to 75% of their base compensation and up to 100% of their incentive pay compensation, and eligible non-employee directors can defer receipt of up to 100% of both their cash and stock director fees. In addition, the Company elected to make restoration matching contributions on behalf of eligible employees to compensate for certain limitations on the amount of matching contributions an employee can receive under the Company’s tax-qualified 401(k) plan.

Compensation deferred under the Plan is credited to each participant’s deferral account and a deferred compensation liability is recorded in accounts payable and accrued expenses in the consolidated balance sheets. The deferred compensation plan liability was approximately $9.5 million and $3.6 million as of December 31, 2012 and 2011, respectively. Liabilities under the Plan are recorded at amounts due to participants, based on the fair value of participants’ selected investments. The Company has established a Rabbi Trust to fund obligations under the Plan with Company-owned life insurance. The obligations are unsecured general obligations of the Company and the participants have no right, interest or claim in the assets of the Company, except as unsecured general creditors. The cash surrender value of these policies totaled $10.4 million and $5.8 million as of December 31, 2012 and 2011, respectively, and is included in prepaid expenses and other assets in the consolidated balance sheets.

Deferred compensation expense charged to operations for the Company’s matching contributions totaled $285,000, $306,000 and $231,000 in 2012, 2011, and 2010, respectively. Benefits of $616,000 and $77,000 were paid during the years ended December 31, 2012 and 2011, respectively.

Potential Payments Upon Termination or Change in Control

In connection with Mr. R. Charles Loudermilk, Sr.’s retirement, effective September 14, 2012, the Board, upon recommendation of the Compensation Committee, approved entering into a retirement agreement with Mr. Loudermilk, Sr. Among other things, the retirement agreement provides that Mr. Loudermilk, Sr. will receive: (i) retirement pay of $1,500,000 per year for five years, payable to Mr. Loudermilk, Sr. or his beneficiaries in the event of his earlier death; (ii) continued use of Company airplanes for five years, up to forty hours per year; (iii) monthly payments to defray the cost of office space for his personal use and provision by the Company of administrative support, each for five years; (iv) post-retirement health benefits and (vi) title to a Company-owned vehicle currently used by Mr. Loudermilk, Sr. In addition, he received a performance-based annual cash bonus for 2012, prorated for his partial employment during that year, pursuant to the Company’s Executive Bonus Plan, and immediate vesting of all outstanding stock options and restricted stock units previously granted and unvested as of his retirement date.

The agreements with Messrs. Allen and Danielson specify the payments to be provided if the employment of Mr. Allen or Mr. Danielson, as applicable, is terminated under various scenarios described in the agreements, including death, disability, termination with or without cause, and termination with or without good reason. Upon an involuntary termination without cause (or a termination by the executive for good reason following a change in control of the Company), each executive is entitled to continued salary and bonus payments for a severance period of twenty-four months; a cash payment in an amount sufficient after taxes to equal the cost of continued health care premiums and benefits for a twenty-four month severance period; and full vesting of all outstanding stock options, stock appreciation rights, restricted stock units and other equity awards that have been granted to the executive. Termination for cause or a voluntary termination (other than for good reason following a change in control of the Company) would not entitle the executives to these benefits, and the executives would only be entitled to the payment of certain already accrued and vested amounts. If any payments to be made or benefits to be provided under the agreements would result a “parachute payment” as defined in Section 280G of the Internal Revenue Code, then such payments or benefits will be reduced to the minimum extent necessary so that no such payment or benefit, as so reduced, constitutes a parachute payment, unless the net after-tax amount the executive would receive without this reduction exceeds by at least ten percent the net after-tax amount the executive would receive with this reduction. Under the agreements, Mr. Allen and Mr. Danielson have also agreed to customary confidentiality, non-competition, non-solicitation and release provisions.

The employment agreements between the Company and Messrs. Butler, Evans and Paull do not provide for any payments to be made to any of those officers in the event of termination of employment with the Company or a change in control of the Company, nor are there any other written or oral agreements between the Company and these Named Executive Officers that provide for severance payments. In addition, we have not entered into any change in control agreements with any of these Named Executive Officers. However, under the terms of our Executive Bonus Plan and of awards granted under our Stock Award Plan vesting is accelerated with respect to outstanding equity awards, and non-equity incentive plan awards are granted, in certain instances upon termination of employment of the Named Executive Officer or in the event of a change in control as described below.

Termination — Accelerated Vesting of Equity Incentive Plan Awards. Under the terms of the Stock Award Plan and the related award agreements executed between the Company and each of the Named Executive Officers, all outstanding unvested shares of restricted stock and restricted stock units immediately vest in the event of termination of employment due to death. In the event of termination for any other reason, all unvested shares of restricted stock are forfeited. Assuming termination of employment occurred due to death, and that termination of employment of each Named Executive Officer occurred on December 31, 2012 the unvested shares of restricted stock and restricted stock units of each of the Named Executive Officers would vest immediately and have the market values set forth in the “Outstanding Equity Awards at 2012 Fiscal Year-End” table above on page 28 of this Proxy Statement.

With respect to outstanding unvested stock options under the Stock Award Plan, all outstanding unvested stock options immediately vest in the event of termination of employment of the Named Executive Officers with the Company due to death, and all outstanding unvested stock options immediately vest in the event of termination due to retirement. If the Named Executive Officer’s employment with the Company terminates for any other reason, all unvested stock options are forfeited. The treatment of acceleration of vesting of stock options in the event of termination is generally available to all grantees under the plan under the general provisions of the plan, unless a grantee’s specific award agreement specifies otherwise.

The table below reflects the unvested stock options held by each of the Named Executive Officers as of December 31, 2012 and sets forth an “unrealized value” of those unvested stock options as of that date. The unrealized value of unvested options was calculated by multiplying the number of shares underlying unvested stock options by the closing price of the stock of $28.28 per share as of December 31, 2012 and then deducting the aggregate exercise price for these stock options.

Name of Executive	No. of Shares Underlying Unvested Options	Unrealized Value of Unvested Options
R. Charles Loudermilk, Sr.	-0-	$-0-
Ronald W. Allen	-0-	-0-
Gilbert L. Danielson	25,000	354,333
William K. Butler, Jr.	25,000	354,333
K. Todd Evans	15,000	147,200
Mitchell S. Paull	15,000	147,200

Change In Control — Accelerated Vesting of Equity Incentive Plan Awards and Non-Equity Incentive Plan Payments. Pursuant to the terms of the Stock Award Plan, all outstanding unvested stock options and restricted stock awards immediately vest, including those held by the Named Executive Officers, upon the occurrence of a change in control. If a change in control of the Company occurred on December 31, 2012, the outstanding unvested restricted stock and stock options held by each of the Named Executive Officers would vest immediately and would be valued as described above under “Termination — Accelerated Vesting of Equity Incentive Plan Awards.”

In the event of a change in control, the Executive Bonus Plan provides for the automatic payment of target-level cash bonuses to the Named Executive Officers, prorated to the extent the change in control occurs during the annual performance period. Assuming the change in control occurred on the last day of our most recently completed fiscal year, the amount we would be obligated to pay out to our Named Executive Officers under the Executive Bonus Plan would be the same as the amount of non-equity incentive compensation paid out as shown in the Summary Compensation Table on page 24 of this Proxy Statement. Additional information about the Executive Bonus Plan is provided at page 26 of this Proxy Statement.

Non-Management Director Compensation in 2012

The current compensation program for non-management directors is designed to fairly pay directors for work required for a company of Aaron’s size and scope and to align directors’ interests with the long-term interests of Company shareholders. For 2012, each outside director received $4,000 or the equivalent amount in shares of the Company’s Common Stock for each Board meeting attended. Each outside director is also paid a quarterly retainer of $8,000 or the equivalent amount in shares of the Company’s Common Stock. Audit Committee members receive $2,000 for each Audit Committee meeting attended with the Chairman of the Audit Committee receiving $2,500 for each meeting attended. Each member of the Compensation and Nominating Committee receives $2,000 for each committee meeting attended. Mr. Robinson as Lead Director receives in addition to this Board and Committee fees, an annual retainer of $20,000, paid quarterly for his role as Lead Director. Directors who are employees of the Company receive no compensation for attendance at Board or Committee meetings.

Name	Fees Earned or Paid in Cash		Stock Awards		Option Awards(8)	Total
Leo Benatar(1)(2)(3)	$76,650		-0-		-0-	$76,650
Kathy T. Betty(1)	9,250	(4)	45,210	(7)	-0-	54,460
Cynthia N. Day(1)	58,000		-0-		-0-	58,000
Hubert L. Harris, Jr.(2)	28,000		45,210	(7)	-0-	73,210
David L. Kolb(1)(3)	74,500	(5)	-0-		-0-	74,500
Ray M. Robinson(2)(3)	70,350		-0-		-0-	70,350
John B. Schuerholz(1)(2)	72,000	(6)	-0-		-0-	72,000

(1)	Member of the Audit Committee of the Board of Directors during 2012.

(2)	Member of the Compensation Committee of the Board of Directors during 2012.

(3)	Member of Nominating Committee of the Board of Directors during 2012.

(4)	Includes 73 Shares of Common Stock valued at $2,000 received in lieu of cash payments in 2012.

(5)	Includes 2,733 Shares of Common Stock valued at $74,500 received in lieu of cash payments in 2012.

(6)	Includes 2,658 shares of Common Stock valued at $72,000 received in lieu of cash payments in 2012.

(7)

Grants in 2012 valued at $28.66 per share and represents the aggregate grant date fair value of awards recognized by the Company as required by Financial Accounting Standards Board Codification Topic 718.

(8)	No grants in 2012. Represents the aggregate grant date fair value of awards recognized by the Company as required by Financial Accounting Standards Board Codification Topic 718.

Non-Management Director

Restricted Stock Awards and Stock Options

Name	Number of Restricted Stock Awards(1)	Number of Options(1)
Leo Benatar	1,000	11,625
Kathy T. Betty	1,500	-0-
Cynthia N. Day	1,500	-0-
Hubert L. Harris, Jr.	1,500	-0-
David L. Kolb	1,000	11,625
Ray M. Robinson	1,000	11,625
John B. Schuerholz	1,000	6,000

(1)	As of December 31, 2012.

ADVISORY VOTE ON EXECUTIVE COMPENSATION

(Item 2)

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables our shareholders to vote to approve, on an advisory (non-binding) basis, the compensation of our Named Executive Officers as disclosed in this Proxy Statement in accordance with the Securities & Exchange Commission’s rules.

As described in detail under the heading COMPENSATION DISCUSSION AND ANALYSIS, the primary objectives and priorities of our executive compensation program are to: attract, motivate and retain quality executive leadership; align executives’ incentive goals with the interests of our shareholders; enhance the individual executive’s performance; improve our overall performance; and support achievement of our business plans and long-term goals. Please read the COMPENSATION DISCUSSION AND ANALYSIS beginning on page 14 and REMUNERATION OF EXECUTIVE OFFICERS beginning on page 24 for additional details about our executive compensation programs, including information about the fiscal year 2012 compensation of our Named Executive Officers.

We are asking our shareholders to indicate their support for our Named Executive Officer compensation as described in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to express their views on our Named Executive Officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers. Accordingly, we are asking our shareholders to vote “FOR” the following resolution at the annual meeting:

“RESOLVED, that the compensation paid to the Company’s Named Executive Officers, as disclosed pursuant to Item 402 of the Securities and Exchange Commission’s Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative disclosure, in the Company’s Proxy Statement for its 2013 Annual Meeting is hereby APPROVED.”

The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or our Board of Directors. However, the Compensation Committee and the Board of Directors currently intends to take into account the outcome of the most recent advisory vote on Named Executive Officer compensation when considering future executive compensation arrangements for the Named Executive Officers, although it is under no obligation to do so.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT.

RELATED PARTY TRANSACTIONS

Aaron Ventures I, LLC (“Aaron Ventures”) was formed in December 2002 for the purpose of acquiring properties from the Company and leasing them. During 2012, Messrs. Loudermilk, Sr., Danielson, Butler, Cates and Paull each served as managers of Aaron Ventures. All of its owners are officers of the Company, including Messrs. Danielson, Butler, Evans and Paull and two other executive officers. The combined ownership interest for all Named Executive Officers represents 40%. In December 2002, Aaron Ventures purchased eleven properties from the Company, all former Heilig-Meyers stores, for a total purchase price of $5,000,000. In 2006, Aaron Ventures sold one of the properties to a third party. The Company acquired these properties from Heilig-Meyers in 2001 and 2002 for an aggregate purchase price of approximately $4,000,000. The price paid by Aaron Ventures was arrived at by adding the Company’s acquisition cost to the cost of improvements made by the Company to the properties prior to the sale to Aaron Ventures. In October and November of 2004, Aaron

Ventures purchased an additional eleven properties from the Company for a total purchase price of $6,895,000. The Company had acquired these properties over a period of several years. The purchase price paid by Aaron Ventures was determined from the individual fair market valuation and the results of current formal written appraisals completed for each location. Aaron Ventures currently leases 19 of the above properties to the Company for 15-year terms at a current annual rental of approximately $1,362,000. The Company does not intend to enter into further capital leases with related parties.

An irrevocable trust holds a cash value life insurance policy on the life of Mr. Loudermilk, Sr., the aggregate face value of which is $400,000. The Company and the Trustee of such trust are parties to split-dollar agreements pursuant to which the Company has agreed to make all payments on the policy until Mr. Loudermilk, Sr.’s death. Upon his death, the Company will receive the aggregate cash value of this policy, which as of December 31, 2012 represented $261,773 (and the balance of such policy will be payable to the trust or beneficiaries of such trust).

Each of two irrevocable trusts holds cash value life insurance policies on the life of Mr. Loudermilk, Sr., the death benefit of which is $6,838,872. The Company and the Trustee of such trusts are parties to split-dollar agreements pursuant to which the Company has agreed to make all payments on the policies until Mr. Loudermilk, Sr.’s death. Upon his death, the Company will receive an amount equal to the greater of the policies’ cash value or the sum of the premiums that have been paid, which as of December 31, 2012 represented $2,437,459 and the balance of such policies will be payable to the trusts or beneficiaries of such trusts.

The Audit Committee’s Charter provides that the Committee shall review and ratify all transactions to which the Company is a party and in which any director and executive officer has a direct or indirect material interest, apart from their capacity as director or executive officer. In addition, the Company’s Code of Business Conduct and Ethics provides that conflict of interest situations involving directors or executive officers must receive the prior review and approval of the Audit Committee. The Code of Conduct sets forth various examples of when conflict of interest situations may arise, including: when an officer or director or members of his or her family receive improper personal benefits as a result of his or her position in or with the Company; have certain relationships with competing businesses or businesses with a material financial interest in the Company, such as suppliers or customers; or receive improper gifts or favors from such businesses.

AUDIT MATTERS

Ernst & Young LLP served as the independent auditor of the Company for the year December 31, 2012 and has been selected by the Audit Committee of the Board of Directors to continue as the Company’s auditors for the current fiscal year. A representative of that firm is expected to be present at the Annual Meeting and will have an opportunity to make a statement and respond to appropriate questions. The following table sets forth the fees for services provided by our independent auditors in each of the last two fiscal years.

Fees Billed in Last Two Fiscal Years

	Year Ended December 31,
	2012	2011
Audit Fees(1)	$1,055,110	$1,041,547
Audit-Related Fees(2)	35,500	40,500
Tax Fees(3)	554,932	355,891
All Other Fees(4)	35,000	—

TOTAL	$1,680,542	$1,437,938

(1)

Includes fees associated with the annual audit of the consolidated financial statements and internal control over financial reporting, reviews of the quarterly reports on Form 10-Q, assistance with and review of documents filed with SEC, and accounting and financial reporting consultations and research work necessary to comply with generally accepted auditing standards.

(2)	Includes fees associated with the audit of the 401(k) plan and review of the Franchise Disclosure Document filed with Federal Trade Commission.

(3)	Includes fees for tax compliance, tax advice and tax planning services.

(4)	Includes fees associated with review of the Company’s annual financial information formatted in XBRL.

Approval of Auditor Services

The Audit Committee is responsible for pre-approving all audit and permitted non-audit services provided to the Company by its independent auditors. To help fulfill this responsibility, the Committee has adopted an Audit and Non-Audit Services Pre-Approval Policy. Under the Policy, all auditor services must be pre-approved by the Audit Committee either (1) before the commencement of each service on a case-by-case basis — called “specific pre-approval” — or (2) by the description in sufficient detail in the Policy of particular services which the Audit Committee has generally approved, without the need for case-by-case consideration — called “general pre-approval.” Unless a particular service has received general pre-approval, it must receive the specific pre-approval of the Committee or the Chairman of the Committee. The Policy describes the audit, audit-related and tax services that have received general pre-approval — these general pre-approvals allow the Company to engage the independent accountants for the enumerated services for individual engagements up to the fee levels prescribed in the Policy. The annual audit engagement for the Company is subject to the specific pre-approval of the Committee. Any engagement of the independent auditors pursuant to a general pre-approval must be reported to the Audit Committee at its next regular meeting. The Audit Committee periodically reviews the services that have received general pre-approval and the associated fee ranges. The Policy does not delegate the Audit Committee’s responsibility to pre-approve services performed by the independent auditors to management.

AUDIT COMMITTEE REPORT

The Audit Committee is comprised of four “independent” members of the Board of Directors as defined under the listing standards of the New York Stock Exchange and operates pursuant to a written charter adopted by the Board and available through the Company’s website, www.aaronsinc.com. Management has primary responsibility for the financial statements and the reporting process, including the systems of internal controls. The Company’s independent auditors for 2012, Ernst & Young LLP, are responsible for performing an audit of the Company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States and for expressing an opinion as to their conformity with generally accepted accounting principles. The Audit Committee’s responsibility is to monitor and oversee these processes.

In keeping with its responsibilities, the Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2012 with management and has discussed with Ernst & Young the matters required to be discussed by Auditing Standard No. 16, as adopted by the Public Company Accounting Oversight Board. The Audit Committee has also received the written disclosures and the letter from Ernst & Young required by applicable requirements of the Public Company Accounting Oversight Board regarding their communications with the Audit Committee concerning independence, and has discussed with Ernst & Young LLP their independence.

The Committee discussed with the Company’s independent auditors the overall scope and plans for their audit. The Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

Based on the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of the Committee referred to above and in the Audit Committee Charter, the Committee recommended to the Board of Directors that the audited consolidated financial statements of the Company be included in the Annual Report on Form 10-K for the year ended December 31, 2012 for filing with the Securities and Exchange Commission.

This report is respectfully submitted by the Audit Committee of the Board of Directors.

Leo Benatar, Chairman

John B. Schuerholz

Cynthia N. Day

Kathy T. Betty

SHAREHOLDER PROPOSALS FOR 2014 ANNUAL MEETING

In accordance with the provisions of Rule 14a-8(e) of the Securities and Exchange Commission, proposals of shareholders intended to be presented at the Company’s 2014 annual meeting must be received by December 9, 2013 to be eligible for inclusion in the Company’s Proxy Statement and form of proxy for that meeting. If a shareholder desires the Board to consider including in its slate of director nominees for the Company’s 2014 annual meeting a nominee submitted to the Company by such shareholder, the shareholder must submit such nomination in compliance with the procedures described under “ELECTION OF DIRECTORS — DIRECTOR NOMINATIONS” by December 9, 2013 to be eligible for inclusion in the Board’s nominee slate. If a shareholder otherwise desires to nominate a candidate for election to the Board, such shareholder must submit the nomination in compliance with the Company’s Bylaws not less than 14 nor more than 50 days prior to the date of the 2014 annual meeting, which we currently anticipate will be held on May 6, 2014. Other shareholder proposals not made in accordance with the provisions of Rule 14a-8(e)(3) must be submitted to the Board in compliance with the Company’s Bylaws between 90 to 120 days prior to the date of the 2014 annual meeting in order to be considered timely. The Company retains discretion to vote proxies it receives with respect to director nominations or any other business proposals received after their respective deadlines for submission as described above. The Company retains discretion to vote proxies it receives with respect to such proposals received prior to such deadlines provided (a) the Company includes in its Proxy Statement advice on the nature of the proposal and how it intends to exercise its voting discretion, and (b) the proponent does not issue its own Proxy Statement.

COMMUNICATING WITH THE BOARD AND CORPORATE GOVERNANCE DOCUMENTS

The Company’s security holders and other interested parties may communicate with the Board, the non-management or independent directors as a group, or individual directors by writing to them in care of the Corporate Secretary, Aaron’s, Inc., 309 E. Paces Ferry Road, N.E., Atlanta, Georgia 30305-2377. Correspondence will be forwarded as directed by the writer. The Company may first review, sort, and summarize such communications, and screen out solicitations for goods or services and similar inappropriate communications unrelated to the Company or its business. All concerns related to audit or accounting matters will be referred to the Audit Committee.

The Audit Committee, Compensation Committee and Nominating Committee Charters, the Company’s Code of Business Conduct and Ethics, its Code of Ethics for the Chief Executive Officer and the senior financial officers and employees and its Corporate Governance Guidelines can each be viewed by clicking the “Corporate Governance” tab on the Investor Relations area of the Company’s website at http://www.aaronsinc.com. You may also obtain a copy of any of these documents without charge by writing to the Corporate Secretary, Aaron’s, Inc., 309 East Paces Ferry Road, NE, Atlanta, Georgia 30305-2377.

OTHER MATTERS

The Board of Directors of the Company knows of no other matters to be brought before the Annual Meeting. However, if other matters should properly come before the Annual Meeting, it is the intention of each person named in the proxy to vote such proxy in accordance with his judgment of what is in the best interest of the Company.

THE COMPANY’S ANNUAL REPORT ON FORM 10-K FILED WITH THE SECURITIES AND EXCHANGE COMMISSION WILL BE FURNISHED TO SHAREHOLDERS UPON REQUEST WITHOUT CHARGE. REQUESTS FOR FORM 10-K REPORTS SHOULD BE SENT TO GILBERT L. DANIELSON, EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER, AARON’S, INC., 309 E. PACES FERRY ROAD, N.E., ATLANTA, GEORGIA 30305-2377.

BY ORDER OF THE BOARD OF DIRECTORS

JAMES L. CATES
Senior Group Vice President and Corporate Secretary

April 8, 2013

Aaron’s, Inc.

Electronic Voting Instructions Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 12:00 a.m., Eastern Time, on May 7, 2013.
Vote by Internet
• Go to www.investorvote.com/AAN
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website
Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message

☒
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board recommends a vote FOR all nominees and FOR Proposal 2.

1.	Election of Directors:	For	Withhold		For	Withhold		For	Withhold
	01 - Gilbert L. Danielson 04 - Hubert L. Harris, Jr.	☐ ☐	☐ ☐	02 - David L. Kolb	☐	☐	03 - Cynthia N. Day	☐	☐	+

		For	Against	Abstain

2.	Approval of a non-binding resolution to approve the compensation of the Company’s Named Executive Officers.	☐	☐	☐

3.	FOR the transaction of such other business as may lawfully come before the meeting, hereby revoking any proxies as to said shares heretofore given by the undersigned and ratifying and confirming all that said attorneys and proxies may lawfully do by virtue thereof.

B	Non-Voting Items

Change of Address — Please print new address below.	Meeting Attendance
	Mark box to the right if you plan to attend the Annual Meeting.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Signature should agree with the name(s) hereon. Executors, administrators, trustees, guardians and attorneys should so indicate when signing. For joint accounts each owner should sign. The full name of a corporation should be signed by a duly authorized officer.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Aaron’s, Inc.	COMMON STOCK

This Proxy is Solicited by the Board of Directors for the Annual Meeting of Shareholders to be Held on May 7, 2013

The undersigned shareholder of Aaron’s, Inc. hereby constitutes and appoints Ronald W. Allen and James L. Cates, or either of them, the true and lawful attorneys and proxies of the undersigned with full power of substitution and appointment, for and in the name, place and stead of the undersigned, to vote all of the undersigned’s shares of Common Stock of Aaron’s, Inc., at the Annual Meeting of the Shareholders to be held in Atlanta, Georgia on Tuesday, the 7th day of May 2013, at 10:00 a.m., Eastern Time and at any and all adjournments thereof as follows.

THE BOARD OF DIRECTORS FAVORS A VOTE “FOR” EACH OF THE NOMINEES LISTED ABOVE AND A VOTE “FOR” APPROVAL OF A NON-BINDING RESOLUTION TO APPROVE THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS AND UNLESS INSTRUCTIONS TO THE CONTRARY ARE INDICATED IN THE SPACE PROVIDED, THE PROXY WILL BE SO VOTED.

It is understood that this proxy confers discretionary authority in respect to matters not known or determined at the time of the mailing of the notice of the meeting to the undersigned.

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders dated April 8, 2013 and the Proxy Statement furnished therewith.

This proxy is revocable at or at any time prior to the meeting. Please sign and return this proxy to:

Proxy Services, C/O Computershare Investor Services, P.O. Box 43101, Providence, RI 02940-0567.

(Continued and to be dated and signed on reverse side)